Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

NEW PLAN EXCEL REALTY TRUST, INC.

at
$33.15 Net Per Share
by
Super MergerSub Inc.
an affiliate of

Centro Properties Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 4, 2007, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Super MergerSub Inc., a Maryland corporation (“Purchaser”) and an affiliate of Centro Properties Limited (“Centro”), is offering to purchase for cash all outstanding shares of common stock, $.01 par value per share (“Shares”), of New Plan Excel Realty Trust, Inc., a Maryland corporation (“New Plan”), at a price of $33.15 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 27, 2007 (together with any amendments or supplements thereto, the “Merger Agreement”), among New Plan, Excel Realty Partners, L.P., a Delaware limited partnership (the “DownREIT Partnership”), Super IntermediateCo LLC, a Maryland limited liability company and our direct parent (“Parent”), Purchaser and Super DownREIT MergerSub LLC, a Delaware limited liability company (“DownREIT MergerSub”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into New Plan, and New Plan will be the surviving corporation (the “Merger”). In addition, in connection with the Offer and the Merger, DownREIT MergerSub or an affiliate of DownREIT MergerSub will be merged with and into the DownREIT Partnership, and the DownREIT Partnership will be the surviving entity.

The New Plan board of directors unanimously has approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to and in the best interests of New Plan and the holders of Shares. The New Plan board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

There is no financing condition to the Offer. The Offer is subject to various conditions. A summary of the principal terms of the Offer appears on pages 1 through 3 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

March 8, 2007

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed copy thereof) and any other required documents to Computershare Trust Company, N.A., the “Depositary” for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed copy thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the Expiration Date (as defined in Section 1 of this Offer to Purchase) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

* * *

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

i

ii

SUMMARY TERM SHEET

This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase, the related Letter of Transmittal and the other documents to which this Offer to Purchase and the Letter of Transmittal refer to fully understand the Offer, the Merger and the related transactions. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to Purchaser.

Principal Terms

•                  Super MergerSub Inc., a Maryland corporation (“Purchaser”) and an affiliate of Centro Properties Limited (“Centro”), is offering to purchase for cash all outstanding shares of common stock, $.01 par value per share (“Shares”), of New Plan Excel Realty Trust, Inc., a Maryland corporation (“New Plan”), at a price of $33.15 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 27, 2007 (together with any amendments or supplements thereto, the “Merger Agreement”), among New Plan, Excel Realty Partners, L.P., a Delaware limited partnership (“DownREIT Partnership”), Super IntermediateCo LLC, a Maryland limited liability company and our direct parent (“Parent”), Purchaser and Super DownREIT MergerSub LLC, a Delaware limited liability company (“DownREIT MergerSub” and, together with Parent and Purchaser, the “Buyer Parties”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into New Plan, and New Plan will be the surviving corporation (the “Merger”). In connection with the Offer and the Merger, DownREIT MergerSub or an affiliate of DownREIT MergerSub will be merged with and into the DownREIT Partnership, and the DownREIT Partnership will be the surviving entity. We refer to Parent, Purchaser and DownREIT MergerSub, collectively, as the “Buyer Parties.”

•                  The initial offering period for the Offer will end at 12:00 midnight, New York City time, on Wednesday, April 4, 2007, unless we extend the Offer (such date and time, as it may be extended by us, the “Expiration Date”). We will announce any decision to extend the Offer in a press release stating the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date.

•                  The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If, following the Offer, we own a number of Shares that, when added to the number of Shares already owned by the Buyer Parties and their affiliates (but excluding any Shares that may be acquired by exercising the Top-Up Option described below), represents at least a majority of the total number of votes entitled to be cast by the holders of outstanding Shares and shares of New Plan’s 7.80% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock (the “Series D Preferred Shares”) (after reflecting and taking into account any adjustment to the number of votes such holders have relative to holders of Shares in accordance with the terms of the Series D Preferred Shares), voting together as a class, on a fully diluted basis (as defined below), then, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we will acquire the remainder of the Shares in the Merger for $33.15 per Share in cash. No appraisal rights are available to holders of Shares in connection with the Offer or the Merger.

•                  New Plan has granted us the option (the “Top-Up Option”) to purchase a number of newly issued Shares of New Plan equal to the lowest number of Shares that, when added to the number of Shares already owned by the Buyer Parties and their affiliates (at the time of exercise of the Top-Up Option or the consummation of the Merger as a short-form merger under Section 3-106 of the Maryland General Corporation Law, whichever is greater), constitutes one Share more than 90% of the votes entitled to be cast by the holders of outstanding Shares and Series D Preferred Shares (after reflecting and taking into account any adjustment to the number of votes such holders have relative to holders of Shares in accordance with the terms of the Series D Preferred Shares), voting together as a class, on a fully diluted basis (taking into account the Shares to be issued pursuant to the Top-Up Option). The purchase price per Share for any Shares purchased by us under the Top-Up Option would be equal to the Offer Price. The Top-Up Option is subject to certain additional terms and conditions.

•                  As used in this Offer to Purchase with respect to our ownership of Shares, a “fully diluted basis” assumes the exercise of all in-the-money options for Shares vested and exercisable as of the first date we accept Shares for payment pursuant to the Offer and 60 days thereafter.

•                  See Section 1—“Terms of the Offer.”

New Plan Board Recommendation

•                 The New Plan board of directors unanimously has approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, New Plan and the holders of Shares. The New Plan board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer. See “Introduction” and Section 10—“Background of the Offer; Contacts with New Plan” below, and New Plan’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

Conditions

•                 We are not obligated to purchase any tendered Shares unless there has been validly tendered, and not properly withdrawn, prior to the expiration of the Offer, as it may be extended in accordance with the terms of the Merger Agreement, that number of Shares that, when added to the number of Shares already owned by the Buyer Parties and their affiliates (but excluding any Shares that may be acquired by exercising the Top-Up Option), represents at least a majority of the total number of votes entitled to be cast by the holders of outstanding Shares and Series D Preferred Shares (after reflecting and taking into account any adjustment to the number of votes such holders have relative to holders of Shares in accordance with the terms of the Series D Preferred Shares), voting together as a class, on a fully diluted basis, at the Expiration Date. We refer to this condition (as more fully described in Section 13—“Conditions of the Offer”) as the “Minimum Tender Condition.”

•                 Further, we are not obligated to purchase any tendered Shares if, subject to certain exceptions, since the date of the Merger Agreement, there has occurred any change, event, effect or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the assets, business, results of operations or financial condition of New Plan and its subsidiaries, taken as a whole.

•                  The Offer is also subject to a number of other important conditions as more fully described in Section 13—“Conditions of the Offer.”

•                  We expressly reserve the right to waive any condition to the Offer (provided that the Minimum Tender Condition may be waived only with the prior written consent of New Plan) or modify the terms of the Offer, subject to compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the terms of the Merger Agreement. See Section 13—“Conditions of the Offer.” There is no financing condition to the Offer. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) Centro has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

•                  We believe that the Offer and the Merger are not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Procedures for Tendering Shares

•                  If you wish to accept the Offer and:

•                  You are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or a manually executed copy thereof) and any other documents required by the Letter of Transmittal, to the Depositary. These materials must reach the Depositary before the Offer expires.

•                  You are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain three additional New York Stock Exchange trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery.

•                  You hold your Shares through a broker or a bank, you should contact your broker or bank and give instructions that your Shares be tendered.

•                  Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Procedures for Tendering Shares.”

Withdrawal Rights

•                  You have the right to, and can, withdraw Shares that you previously tendered at any time until the Expiration Date. You will not be able to withdraw Shares tendered during any subsequent offering period that we may elect to establish after we have accepted for payment and paid for Shares tendered in the Offer.

•                  To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal with the required information to the Depositary at a time when you still have the right to withdraw your Shares. If you tendered your Shares through your broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares.

•                  See Sections 1 and 4—“Terms of the Offer” and “Withdrawal Rights.”

Recent New Plan Trading Prices; Subsequent Trading

•                  On February 27, 2007, the last full trading day prior to the announcement by Centro and New Plan of the signing of the Merger Agreement, the closing price of the Shares reported on the New York Stock Exchange was $29.34 per Share.

•                  The Offer Price of $33.15 per Share represents a premium of 12.99% to New Plan’s closing stock price on February 27, 2007.

•                  On March 7, 2007, the last full trading day prior to commencement of the Offer, the closing price of the Shares reported on New York Stock Exchange was $33.15 per Share.

•                  We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—“Price Range of Shares; Dividends.”

U.S. Federal Income Tax Treatment

•                  The receipt by a U.S. holder of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares. See Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for more information, including certain U.S. federal income tax consequences of the Offer and the Merger to non-U.S. holders. All holders of Shares are strongly urged to consult their tax advisors as to the specific tax consequences to them of selling Shares pursuant to the Offer or receiving cash in exchange for Shares pursuant to the Merger, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws in their particular circumstances.

Further Information

•                  For further information, you can call Innisfree M&A Incorporated, the Information Agent for the Offer, at (877) 750-5836. See the back cover page of this Offer to Purchase.

To All Holders of Shares of Common Stock of
NEW PLAN EXCEL REALTY TRUST, INC.

INTRODUCTION

Super MergerSub Inc., a Maryland corporation (“Purchaser”) and an affiliate of Centro Properties Limited (“Centro”), is offering to purchase for cash all outstanding shares of common stock, $.01 par value per share (“Shares”), of New Plan Excel Realty Trust, Inc., a Maryland corporation (“New Plan”), at a price of $33.15 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 27, 2007 (together with any amendments or supplements thereto, the “Merger Agreement”), among New Plan, Excel Realty Partners, L.P., a Delaware limited liability company (the “DownREIT Partnership”), Super IntermediateCo LLC, a Maryland limited liability company and our direct parent (“Parent”), Purchaser and Super DownREIT MergerSub LLC, a Delaware limited liability company (“DownREIT MergerSub” and, together with Parent and Purchaser the “Buyer Parties”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into New Plan, and New Plan will be the surviving corporation (the “Merger”). In connection with the Offer and the Merger, DownREIT MergerSub or an affiliate of DownREIT MergerSub will be merged with and into the DownREIT Partnership and the DownREIT Partnership will be the surviving entity (the “DownREIT Merger” and, together with the Merger, the “Mergers”).

If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us. If you hold your Shares through a broker or bank you should check with your broker or bank as to whether they charge any service fees. However, if you do not complete and sign the IRS Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.” We will pay all charges and expenses of Computershare Trust Company, N.A. (the “Depositary”) and Innisfree M&A Incorporated (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:

•                  there have been validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date, that number of Shares that, when added to the number of Shares already owned by the Buyer Parties and their affiliates (but excluding any Shares that may be acquired by exercising the Top-Up Option), represents at least a majority of the total number of votes entitled to be cast by the holders of outstanding Shares and Series D Preferred Shares (after reflecting and taking into account any adjustment to the number of votes such holders have relative to holders of Shares in accordance with the terms of the Series D Preferred Shares), voting together as a class, on a fully diluted basis (as defined herein), at the Expiration Date, and

•                  subject to certain exceptions, since the date of the Merger Agreement, there has not occurred any change, event, effect or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the assets, business, results of operations or financial condition of New Plan and its subsidiaries, taken as a whole.

The Offer is also subject to certain other terms and conditions. See Section 13—“Conditions of the Offer.”

The Offer will expire at 12:00 midnight, New York City time, on Wednesday, April 4, 2007, unless the Offer is extended. See Sections 1, 13 and 15—“Terms of the Offer,” “Conditions of the Offer” and “Certain Legal Matters.”

The New Plan board of directors unanimously has approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, New Plan and the holders of Shares. The New Plan board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

For factors considered by the board of directors of New Plan, see New Plan’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

Merrill Lynch & Co. (“Merrill Lynch”) has delivered to the New Plan board of directors a written opinion, dated February 27, 2007, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of Merrill Lynch’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, is attached as an exhibit to the Schedule 14D-9.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. Immediately prior to the effective time of the Merger (the “Effective Time”), each outstanding Share (other than Shares owned by New Plan or any subsidiary of New Plan or by the Purchaser) will automatically be converted into, and canceled in exchange for, the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), without interest thereon and subject to any required withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for New Plan; Merger Agreement.”  Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain material U.S. federal income tax consequences of the sale or exchange of Shares in the Offer and the Merger.

Consummation of the Merger is conditioned upon, among other things, the approval of the Merger substantially as set forth in the Merger Agreement by the requisite vote of stockholders of New Plan, unless the Merger is consummated as a short-form merger in accordance with Section 3-106 of the Maryland General Corporation Law (the “MGCL”) as described below. Under the MGCL and the terms of the Series D Preferred Shares, the affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding Shares and Series D Preferred Shares (after reflecting and taking into account any adjustment to the number of votes such holders have relative to holders of Shares in accordance with the terms of the Series D Preferred Shares), voting together as a class, on a fully diluted basis (a “Majority Vote”), is the only vote of any class or series of New Plan’s stock that would be necessary to approve the Merger at any required meeting of New Plan’s stockholders. If, following the purchase of Shares by us pursuant to the Offer, during any subsequent offering period, through any exercise of the Top-Up Option or otherwise, we own outstanding Shares representing at least a Majority Vote, we will be able to effect the Merger without the affirmative vote of any other stockholder. We have agreed pursuant to the Merger

Agreement that all Shares acquired by us pursuant to the Offer or otherwise owned by us will be voted in favor of the Merger.

Section 3-106 of the MGCL provides that, if a corporation owns, with respect to shares of stock of a subsidiary corporation, 90% or more of all the votes entitled to be cast of each group or class of shares entitled to vote as a group or class on the merger of that subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, if the charter of the successor is generally not amended in the merger, upon the approval of a majority of the entire board of directors of each corporation party to the merger, without any action or vote on the part of the stockholders of either corporation (a “short-form merger”). A parent corporation which owns less than all of the outstanding stock of the subsidiary corporation as of immediately prior to the short-form merger must have given thirty days notice of the short-form merger to each of the subsidiary corporation’s stockholders who otherwise would have been entitled to vote on a merger. Upon the terms and subject to the conditions of the Merger Agreement, in the event that, following completion of the Offer, the Buyer Parties and their affiliates own at least one Share more than 90% of the votes entitled to be cast by the holders of outstanding Shares and Series D Preferred Shares (after reflecting and taking into account any adjustment to the number of votes such holders have relative to holders of Shares in accordance with the terms of the Series D Preferred Shares), voting together as a class, on a fully diluted basis (taking into account Shares issued pursuant to the Top-Up Option) (a “90% Vote”), including Shares acquired in the Offer, during any subsequent offering period, through any exercise of the Top-Up Option or otherwise, Parent will effect a short-form merger of us into New Plan, with New Plan surviving, in accordance with the MGCL as soon as reasonably practicable. See Section 15—“Certain Legal Matters.”

A “Notice of Merger Pursuant to Section 3-106 of the Maryland General Corporation Law” is enclosed with this Offer to Purchase and constitutes the notice of short-form merger referred to in the preceding paragraph. Pursuant to such notice of Merger, Purchaser thereby gives the thirty day notice required by Section 3-106 of the MGCL. Holders of Series D Preferred Shares are being concurrently given a similar notice.

No appraisal rights are available to holders of Shares in connection with the Offer or the Merger. See Section 15—“Certain Legal Matters.”

As used in this Offer to Purchase with respect to our ownership of Shares, a “fully diluted basis” assumes the exercise of all in-the-money options for Shares vested and exercisable as of the first date we accept Shares for payment pursuant to the Offer and 60 days thereafter.

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.                 Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered, and not properly withdrawn, prior to the Expiration Date in accordance with the procedures set forth in Section 4—“Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on Wednesday, April 4, 2007, unless we, in accordance with the Merger Agreement, have extended the initial offering period of the Offer, in which event the term “Expiration Date” will mean the latest time and date at which the offering period of the Offer, as so extended by us, will expire.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—“Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.

We expressly reserve the right (but are not obligated), at any time or from time to time, to waive any condition or modify the terms of the Offer in any respect. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of New Plan:

(1)       waive the Minimum Tender Condition,

(2)       decrease the Offer Price or change the form of consideration payable in the Offer,

(3)       decrease the number of Shares sought to be purchased in the Offer,

(4)       impose additional conditions to the conditions to the Offer described in Section 13—“Conditions of the Offer,”

(5)       amend any other term of the Offer in any manner adverse to the holders of the Shares, or

(6)       extend the Offer if all of the conditions to the Offer described in Section 13—“Conditions of the Offer” are satisfied or waived and we are permitted under applicable law to accept for payment and pay for the Shares tendered in the Offer.

We may, in our sole and absolute discretion, increase the price per Share payable in the Offer without the consent of New Plan. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, and the restrictions previously identified in paragraphs (1) through (6) above, provided that all such modifications to the terms of the Offer (other than a modification to increase the Offer Price or to waive a condition to the Offer) will not, in the aggregate, reasonably be expected to delay the first date we accept the Shares for payment (the “Acceptance Date”) by more than ten business days after the first public dissemination of notice of any such modification.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer as of the Expiration Date, promptly following the Expiration Date, we will accept for payment, purchase and pay for any Shares validly tendered, and not properly withdrawn, prior to the Expiration Date. We will extend the Offer at any time, and from time to time, as follows:

(1)       if at the then-scheduled Expiration Date of the Offer any of the conditions to the Offer described in Section 13—“Conditions of the Offer” have not been satisfied or waived, until such time as such conditions are satisfied or waived; provided that any such extension will be in increments of not more than three business days (unless a longer period of time is agreed to by New Plan in writing, such agreement not to be unreasonably withheld);

(2)       for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; or

(3)       if all of the conditions to the Offer described in Section 13—“Conditions of the Offer” have been satisfied or waived, and Shares have been accepted for payment, but the number of Shares acquired by MergerSub (together with other Shares owned of record by the Buyer Parties or any of their affiliates) represent less than a 90% Vote, for an aggregate period of not more than ten business days (for all such extensions pursuant to this clause (3)) as a “subsequent offering period” (the “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act.

There can be no assurance that we will be required or permitted under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to paragraph (1) or (2) above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

If we provide a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. A subsequent offering period would be an additional period of time of between three business days and 20 business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the initial offering period of the Offer on the Expiration Date, during which stockholders may tender Shares not tendered in the Offer. We will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, to not accept for payment any Shares if, at the Expiration Date, any of the conditions to the Offer set forth in Section 13—“Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 13. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15. See Sections 13 and 15—“Conditions of the Offer” and “Certain Legal Matters,” without prejudice to our rights set forth in Section 13—“Conditions of the Offer.” Our reservation of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the Commission.

New Plan has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on New Plan’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.                 Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, we will accept for payment, purchase and pay for, all Shares validly tendered, and not properly withdrawn, prior to the Expiration Date. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the Commission, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 15—“Certain Legal Matters.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—“Certain Legal Matters.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (b) a Letter of Transmittal, properly completed and duly executed (or a manually executed copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See Section 3—“Procedures for Tendering Shares.”

For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the Expiration Date if and when we give oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Date, we increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

3.                 Procedures for Tendering Shares

Valid Tender of Shares.   Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed copy thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed (or a manually executed copy thereof), together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually executed copy thereof) must accompany each delivery of certificates.

Guaranteed Delivery.   A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer prior to the Expiration Date, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

•                  such tender is made by or through an Eligible Institution;

•                  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary (as provided below) prior to the Expiration Date; and

•                  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually executed copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the New York Stock Exchange (the “NYSE”) is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements.   Notwithstanding any provision hereof, we will pay for Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the Expiration Date only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal, properly completed and duly executed (or a manually executed copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will we pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement.   Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Appointment as Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints our designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of New Plan, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Centro, the Buyer Parties or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

4.                 Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Date.

For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Centro, the Buyer Parties or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Date.

If we extend the Offer, we delay our acceptance for payment of Shares, or we are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 prior to the Expiration Date.

In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5.                 Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger

The following discussion summarizes certain U.S. federal income tax consequences of the Offer and the Merger to stockholders of New Plan whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is for general information only and is not tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of New Plan. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations, each as in effect as of the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences described herein. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”) concerning the matters discussed herein. This discussion is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any such contrary position will not be sustained by a court.

This discussion applies only to stockholders of New Plan who hold Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders of New Plan that are subject to special rules under the U.S. federal income tax laws, including, for example:

•                  insurance companies,

•                  tax-exempt organizations,

•                  banks and financial institutions,

•                  real estate investment trusts and regulated investment companies,

•                  broker-dealers,

•                  partnerships and other pass-through entities, such as trusts and S corporations,

•                  controlled foreign corporations,

•                  passive foreign investment companies,

•                  persons subject to the alternative minimum tax,

•                  persons whose functional currency is not the United States dollar, persons holding Shares as part of a hedge, straddle, constructive sale, conversion, or other risk-reduction or integrated transaction,

•                  U.S. expatriates,

•                  corporations described in Section 7874 of the Code,

•                  holders that hold 5% or more of any class of New Plan stock,

•                  non-U.S. holders, as defined below, except to the extent explicitly described below, and

•                  a person otherwise subject to special tax treatment under the Code.

This summary also does not discuss any state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for U.S. federal tax purposes holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes, and that entity is holding Shares, you should consult your tax advisor.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes one of the following:

•                  a citizen or resident of the United States;

•                  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions;

•                  a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used in this discussion, a “non-U.S. holder” means a beneficial owner of Shares that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.

U.S. Holders

The receipt by a U.S. holder of cash in exchange for Shares pursuant to the Offer or the Merger, as the case may be, will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares. Gain or loss will be calculated separately for each “block” of Shares (that is, Shares acquired at the same cost in a single transaction). Assuming the Shares constitute capital assets in the hands of the U.S. holder, any gain or loss will be long-term capital gain or loss provided the U.S. holder’s holding period for the Shares is more than 1-year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains of non-corporate taxpayers generally are taxable at a maximum rate of 15%. In the case of a Share that has been held for one year or less, capital gains generally are subject to tax at ordinary income tax rates. The deductibility of capital losses is subject to limitations. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate stockholder on the sale of shares of a real estate investment trust (“REIT”) that would correspond to the REIT’s “unrecaptured Section 1250 gain.”  U.S. holders should consult their tax advisers regarding the calculation of their tax liability in connection with the Offer and the Merger. In general, any loss recognized in connection with an exchange of Shares by a U.S. holder pursuant to the Offer or the Merger who has held such Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent that the U.S. holder previously received distributions from New Plan that were required to be treated by such U.S. holder as long-term capital gain.

Non-U.S. Holders

A non-U.S. holder’s gain or loss from the exchange of Shares pursuant to the Offer or the Merger generally will be determined in the same manner as that of a U.S. holder. The U.S. federal income tax consequences of the Offer or the Merger to a non-U.S. holder will depend on various factors, including whether the receipt of cash in the Offer or the Merger, as the case may be, is subject to the provisions added to the Code by the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA.”  Assuming the cash received in exchange for Shares in the Offer or the Merger is treated as received pursuant to a taxable sale of Shares, a non-U.S. holder generally should not be subject to U.S. federal income taxation on any gain or loss unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies and so requires, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual treated as being present in the United States for 183 days or more in the taxable year of the disposition of Shares and certain other requirements are met; or (iii) such Shares constitute a “United States real property interest” under FIRPTA, as described below. In addition, a non-U.S. holder may be subject to applicable alternative minimum taxes.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the disposition of Shares and who meets certain other requirements will be subject to a 30% tax on the gain derived from the disposition of Shares, which gain may be offset by United States source capital losses.

If a non-U.S. holder’s Shares constitute a “United States real property interest,” such holder will be subject to U.S. federal income tax on the gain recognized on a net basis in the same manner as a U.S. holder, and may be subject to withholding tax of 10% of the amount received in exchange for such Shares. A non-U.S. holder’s Shares generally will not constitute a U.S. real property interest under either of the following two circumstances.

First, a non-U.S. holder’s Shares generally will not constitute a U.S. real property interest if New Plan is a “domestically controlled qualified investment entity.”  A REIT is a “qualified investment entity” for these purposes. Assuming New Plan qualifies and has qualified as a REIT, it will be a “domestically controlled qualified investment entity” at the time of the non-U.S. holder’s disposition of Shares if non-U.S. holders collectively have held directly or indirectly less than 50% in value of New Plan stock at all times during the 5-year period ending with the date of disposition. Because the common stock of New Plan has been publicly traded, no assurances can be given that the actual ownership of New Plan stock has been or will be sufficient for New Plan to qualify as a “domestically controlled qualified investment entity.”  Upon and following the expiration of the Offer, however, it is expected that, because of the indirect ownership of Purchaser by foreign entities, New Plan will not be a domestically controlled qualified investment entity. Accordingly, Shares exchanged in connection with the Merger will not avoid treatment as U.S. real property interests under the exception applicable to interests in domestically controlled qualified investment entities.

Second, a non-U.S. holder’s Shares generally will not constitute a U.S. real property interest in any calendar year in which New Plan common stock qualifies as stock that is “regularly traded on an established securities market” and such non-U.S. holder holds 5% or less of the total fair market value of New Plan common stock at all times during the shorter of (a) the five-year period ending on the date of disposition and (b) such non-U.S. holder’s holding period for the Shares being tendered or exchanged, or the case may be. As described in Section 7, however, the Shares may be delisted following expiration of the Offer. In that event, Shares held by a non-U.S. holder that are not tendered in the Offer but are later exchanged for cash in the Merger may constitute U.S. real property interests if such Shares are not treated as being regularly traded on an established securities market during the calendar year in which the Merger occurs.

In the event that Shares tendered or exchanged, as the case may be, constitute U.S. real property interests, Purchaser and/or New Plan will deduct and withhold any amount it is required to deduct and withhold with respect to the making of any payment of cash pursuant to the Offer or Merger in exchange for Shares that constitute a U.S. real property interest. Any amount withheld in excess of such non-U.S. holder’s substantive tax liability generally may be refunded provided that such non-U.S. holder timely applies for a refund and complies with certain procedural requirements.

As noted above, this discussion does not address the tax consequences of the Offer or the Merger to any holder that holds more than 5% of any class of New Plan stock. Non-U.S. holders that hold more than 5% of any class of New Plan stock, and non-U.S. holders of delisted Shares are strongly urged to consult their tax advisors as to the specific tax consequences of the Offer and the Merger to them.

If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above. Non-U.S. holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

Information Reporting and Backup Withholding

Backup withholding, currently imposed at a rate of 28%, and information reporting may apply to cash received pursuant to the Offer and the Merger. Backup withholding will not apply, however, to a holder who:

•                  in the case of a U.S. holder, furnishes a correct TIN and certifies that it is not subject to backup withholding on IRS Form W-9 or successor form;

•                  in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•                  is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE SUMMARY OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER. HOLDERS OF SHARES ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS OFFER TO PURCHASE IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

6.                 Price Range of Shares; Dividends

According to New Plan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the Shares are traded on the NYSE under the symbol “NXL.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the NYSE with respect to each calendar quarter during 2005 and 2006 as stated in New Plan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (and as reported by the New York Stock Exchange composite tape) and with respect to the period noted below in 2007 as reported by the New York Stock Exchange composite tape. The following table also sets forth, for the calendar quarters indicated, the cash dividends declared each calendar quarter during 2005 and 2006 for the Shares as reported in New Plan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Fiscal Year	High	Low	Cash Dividends Declared
2005:
First Quarter	$27.35	$24.83	$0.4125
Second Quarter	27.91	24.50	0.4125
Third Quarter	28.65	22.39	3.3125	(1)
Fourth Quarter	24.55	20.18	0.3125
2006:
First Quarter	$26.42	$23.07	$0.3125
Second Quarter	25.95	22.80	0.3125
Third Quarter	27.75	24.35	0.3125
Fourth Quarter	28.93	26.67	0.3125
2007:
First Quarter (through March 7, 2007)	$33.88	$26.56	N/A

(1)                               Dividends declared for the third quarter 2005 include a special dividend of $3.00 per Share, which was paid on September 27, 2005 to holders of Shares of record on August 25, 2005. In connection with the payment of the special dividend and the closing of a transfer of approximately $968 million of New Plan’s assets to a joint venture, New Plan reduced its regular quarterly dividend from $0.4125 per Share to $0.3125 per Share.

On February 27, 2007, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the New York Stock Exchange was $29.34 per Share. On March 7, 2007, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the New York Stock Exchange was $33.15 per Share.

New Plan declared dividends of approximately $151.1 million for the year ended December 31, 2006 (the amount does not include non-cash increases to the dividend payable on the Series D Preferred Shares to account for the “step-up” in the dividend rate). In New Plan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, New Plan has indicated that it intends to continue to declare quarterly distributions, although it cannot provide any assurance as to the amount or timing of future distributions. Under New Plan’s existing credit facility and secured term loan, New Plan is restricted from paying common stock dividends that would exceed 95% of its funds from operations during any four-quarter period, except as necessary to protect its REIT status. Under the terms of the Merger Agreement, without the consent of Parent, New Plan is not permitted to declare or pay dividends with respect to the Shares, other than its regular quarterly dividend of $0.3125 per Share that was declared on February 20,

2007. See Section 14—“Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

Distributions to stockholders are usually taxable as ordinary income, although a portion of the dividend may be designated as capital gain or may constitute a tax-free return of capital. Annually, New Plan provides each stockholder a statement detailing distributions paid during the preceding year and their characterization as ordinary income, capital gain or return of capital.

7.                 Possible Effects of the Offer on the Market for the Shares; New York Stock Exchange Listing; Exchange Act Registration and Margin Regulations

Possible Effects of the Offer on the Market for the Shares.   The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

New York Stock Exchange Listing.   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE’s published guidelines, the NYSE would consider delisting the Shares if, among other things, New Plan fails to meet minimum holder, market capitalization or price criteria. The NYSE would consider delisting the Shares if (1) the total number of holders of Shares falls below 400, (2) the total number of holders of Shares falls below 1,200 and the average monthly trading volume over the most recent 12 months is less than 100,000 Shares, or (3) the number of publicly held Shares (exclusive of holdings of officers, directors and their immediate families and other concentrated holdings of 10% or more) falls below 600,000. In addition, the NYSE would consider delisting the Shares if New Plan’s average global market capitalization is less than $25 million over a consecutive 30-trading-day period or the average closing price per Share is less than $1.00 over a consecutive 30-trading-day period. If, as result of the purchase of Shares in the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

After completion of the Offer, New Plan will be eligible to elect “controlled company” status pursuant to Rule 303A.00 of the NYSE, which means that New Plan would be exempt from the requirement that its board of directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the committees (other than the Audit Committee) of New Plan’s board of directors. The controlled company exemption does not modify the independence requirements for the New Plan’s Audit Committee. We expect to cause New Plan to elect “controlled company” status following completion of the Offer.

Exchange Act Registration.   The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by New Plan upon application to the Commission if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by New Plan to its stockholders and to the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to New Plan. Furthermore, the ability of “affiliates” of New Plan and persons holding “restricted securities” of New Plan to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing or reporting on the NYSE. We intend to seek to cause New Plan to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding market quotations, the Shares might no longer constitute “margin securities” for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.                 Certain Information Concerning New Plan

The following description of New Plan and its business has been taken from New Plan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and is qualified in its entirety by reference to such annual report.

New Plan is one of the nation’s largest owners, managers and developers of community and neighborhood shopping centers. As of December 31, 2006, New Plan owned interests in 467 properties in 38 states, including 289 wholly owned properties and one property held through a consolidated joint venture (collectively, New Plan’s “Consolidated Portfolio”), as well as 177 properties held through unconsolidated joint ventures. The 467 properties include 453 community and neighborhood shopping centers with approximately 67.6 million square feet of gross leasable area (“GLA”), and 14 related retail assets with approximately 0.7 million square feet of GLA. In addition, New Plan manages three properties, with approximately 0.7 million square feet of GLA, on behalf of third-party owners. New Plan’s Consolidated Portfolio includes 278 community and neighborhood shopping centers with approximately 40.7 million square feet of GLA and 12 related retail assets with approximately 0.7 million square feet of GLA. At December 31, 2006, the GLA for New Plan’s Consolidated Portfolio was approximately 90.7%

leased and the GLA for New Plan’s total portfolio, including New Plan’s pro rata share of joint venture properties, was approximately 90.9% leased.

New Plan is a self-administered and self-managed equity REIT that was formed in 1972 and is incorporated in Maryland. New Plan maintains its principal executive offices at 420 Lexington Avenue, New York, New York 10170, where its telephone number is (212) 869-3000.

Available Information.   New Plan is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. New Plan files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy such annual, quarterly and current reports, proxy statements and other information New Plan filed with the Commission at the public reference room at the Commission’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission’s Public Reference Room in Washington, DC can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as New Plan, who file electronically with the Commission. The address of that site is http://www.sec.gov. You also may read and copy New Plan’s Commission filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. New Plan also maintains an Internet website at http://www.newplan.com. The information contained in, accessible from or connected to New Plan’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of New Plan’s filings with the Commission. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information.   Except as otherwise set forth herein, the information concerning New Plan contained in this Offer to Purchase has been based upon publicly available documents and records on file with the Commission and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Centro, the Buyer Parties or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning New Plan contained in such documents and records or for any failure by New Plan to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.                 Certain Information Concerning Purchaser and Centro

Purchaser.   We are a Maryland corporation formed in connection with the Offer and Merger by affiliates of Centro. To date, we have engaged in no activities other than those incident to its formation and to the Offer and the Merger. Our principal executive offices are located at c/o Centro Properties Limited, Corporate Offices, Third Floor, The Glen Shopping Centre, 235 Springvale Road, Glen Waverley, Victoria, Australia 3150, where our telephone number is 03 8847 0000.

Centro.   Centro is a retail investment organization specializing in the ownership, management and development of retail shopping centers. Centro manages both listed and unlisted retail property and has an extensive portfolio of shopping centers across Australia, New Zealand and the United States. As of the date hereof, Centro’s funds under management exceed AUS$15.8 billion. The principal executive offices of Centro are located at Corporate Offices, Third Floor, The Glen Shopping Centre, 235 Springvale Road, Glen Waverley, Victoria, Australia 3150, where its telephone number is 03 8847 0000.

Additional Information.   The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of Centro and Purchaser are set forth in Schedule A to this Offer to Purchase.

To the knowledge of Centro and Purchaser after reasonable inquiry, none of the persons listed in Schedule A has during the past five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or in Schedule A: (a) none of Centro, Purchaser or, to the knowledge of Centro and Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of Centro, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of New Plan; (b) none of Centro, Purchaser or, to the knowledge of Centro and Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of New Plan during the past 60 days; (c) none of Centro, Purchaser, their subsidiaries or, to the knowledge of Centro and Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of New Plan (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the Commission between any of Centro, Purchaser, their subsidiaries or, to the knowledge of Centro and Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and New Plan or any of its executive officers, directors or affiliates, on the other hand; and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of Centro, Purchaser, their subsidiaries or, to the knowledge of Centro and Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and New Plan or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of New Plan’s securities, an election of New Plan’s directors or a sale or other transfer of a material amount of assets of New Plan.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) Centro has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

10.          Background of the Offer; Contacts with New Plan

As a shopping center-owning company interested in expanding its presence in the United States, Centro continuously evaluates acquisition opportunities in the sector. Centro has completed acquisitions of two publicly traded REITs in the United States, the acquisitions of Kramont Realty Trust (“Kramont”) in 2005 and Heritage Property Investment Trust, Inc. (“Heritage”) in 2006, as well as other transactions during the past few years involving private purchases of shopping centers. Centro had been generally aware of New Plan’s business for a number of years through various real estate industry conferences. An initial introductory meeting took place between Glenn Rufrano, Chief Executive of New Plan (“Mr. Rufrano”), and Andrew Scott, Chief Executive of Centro (“Mr. Scott”) at the New Plan booth during the International Council of Shopping Centers (“ICSC”) annual conference in 2004.

Between that time in 2004 and December 2006, Messrs. Rufrano and Scott had occasional discussions and two in-person meetings regarding the retail property industry in the United States,

developments in the Australian market and Centro’s acquisitions of Kramont and Heritage. On December 5, 2006, Mr. Rufrano and Mr. Scott met for dinner in New York to discuss Centro’s growth objectives in the United States and its general interest in New Plan.

On January 8, 2007, Mr. Rufrano and Mr. Scott met again and discussed the possibility of an acquisition of New Plan in a merger transaction as well as the compatibility of the respective management teams of New Plan and Centro. On January 10, 2007, Mr. Rufrano and Mr. Scott met again and Mr. Scott expressed Centro’s formal interest in a merger transaction on mutually agreeable terms. Centro indicated that its strong preference was for New Plan to negotiate with Centro on an exclusive basis, to which Mr. Rufrano later advised that New Plan’s board would not look positively on making a commitment of exclusivity to Centro.

On January 30, 2007, Centro and New Plan entered into a confidentiality agreement that also prohibited Centro from purchasing or offering to purchase New Plan shares other than in compliance with procedures established by New Plan’s board of directors. Also on that date, Centro and its legal advisors, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), were granted access to non-public diligence information with respect to New Plan that had previously been assembled in an electronic data room. During the course of the next week, Centro and Skadden reviewed the available materials with respect to New Plan and had numerous telephone conversations with respect to the structure and timing of a transaction and various legal and due diligence matters.

Also in January 2007, J.P. Morgan Securities Inc. and certain of its affiliates (collectively, “JPMorgan”) informed Centro that it had advised New Plan’s board that JPMorgan would offer to provide a financing package for an acquisition transaction by Centro or any other qualified potential purchaser of New Plan. This financing package was outlined as part of the data room information to which Centro gained access on January 29. At the request of Centro, New Plan also authorized JPMorgan to organize a financing team to be made available to Centro to assist it in satisfying New Plan’s requests for financing commitments in connection with the proposed transaction. JPMorgan informed Centro that separate JPMorgan teams would provide advisory services to New Plan and debt financing to Centro or any other qualified potential purchaser of New Plan. Centro’s board of directors met and discussed the transaction generally, and specifically considered and agreed to engage JPMorgan to act as its financing provider, understanding that it was serving as financial advisor to New Plan, and New Plan’s consent to allow it to act in such financing capacity to Centro.

Between February 1, 2007 and February 14, 2007, members of Centro’s management team, including personnel based in Australia and in the United States, as part of Centro’s due diligence efforts, traveled extensively to visit New Plan shopping centers representing over 90% of the net operating income generated by New Plan’s wholly owned properties. On February 9, representatives of Skadden met with representatives of New Plan in New York to discuss various legal and due diligence matters with respect to a possible acquisition transaction. In connection with those meetings, members of Centro’s management met with members of New Plan’s management and their financial advisors at JPMorgan’s offices in New York to discuss New Plan’s business strategy, its assets, and ongoing development program.

On February 10, 2007, Mr. Scott and Centro’s management team met with their financing providers to discuss financing structure, terms, and timing of providing the requested loans. During this time, Centro’s management team met separately to discuss the role of a Centro affiliate in Centro’s potential acquisition of New Plan. On February 11, Mr. Rufrano and Mr. Scott discussed their assessments of their companies’ management teams and discussed the possible transaction, future investment opportunities for New Plan, integration  of their U.S. offices, and the compatibility of the corporate cultures of New Plan and Centro during a working dinner.

On February 19, 2007, Centro delivered to New Plan a written, nonbinding indication of interest (the “Nonbinding Indication”) that had been approved by Centro’s board of directors proposing that an affiliate of Centro acquire by merger all of the outstanding Shares at a price of $32.25 per share in cash and offer the holders of units of limited partnership interest in the DownREIT Partnership (the “DownREIT Units”)  the option to receive the same price in exchange for each of their DownREIT Units. This offer was explicitly based on stated assumptions about New Plan’s business. It also contemplated accelerating the vesting of outstanding New Plan employee stock options, outlined the principal terms and conditions of a definitive acquisition agreement, proposed a break-up fee in an amount equal to 3.5% of the equity value of the proposed transaction and requested that New Plan sign an attached exclusivity letter agreement signed by Centro. This letter would have granted Centro a period of exclusive negotiations until March 19, 2007, during which time Centro was prepared to negotiate and enter into a mutually agreeable definitive agreement with New Plan for the proposed transaction.

During the week of February 19, 2007, the managements of the two companies had numerous telephone conversations with respect to Centro’s proposal, with the participation of JPMorgan acting as New Plan’s financial advisor. During these conversations, Centro indicated that it would be willing to structure the proposed transaction as a cash tender offer followed by a merger, both at the previously proposed price of $32.25 per share in cash. Centro explained that this would provide New Plan’s stockholders with the opportunity to receive payment for their Shares at an earlier date and also be likely to permit Centro to consummate the entire transaction more quickly. Later in the week of February 19, New Plan rejected Centro’s proposal on the terms then in effect, and requested that the transaction price be increased to $33.00. Centro agreed to proceed to negotiate on this basis. The breakup fee and other terms of the transaction remained a subject of ongoing discussions, and Centro was never granted exclusivity.

On February 22 and 23, 2007, representatives of Skadden met in New York with representatives of Centro to further discuss the terms, timing and structure of the proposed transaction and to provide to Centro a verbal due diligence report. Also on the evening of February 23, 2007, Skadden distributed to Hogan & Hartson LLP, New Plan’s legal advisor (“Hogan”), an initial draft of a merger agreement providing for the acquisition of New Plan by an affiliate of Centro pursuant to an all-cash tender offer to be followed by a merger at the same cash price per share.

From February 24 through 27, 2007, representatives of Centro, New Plan, JPMorgan, acting as New Plan’s financial advisor, Skadden and Hogan negotiated various aspects of the proposed merger agreement, including the proposed DownREIT Merger and the conversion of the DownREIT Units into redeemable preferred units of the surviving entity (“New DownREIT Preferred Units”), subject to the cash election option discussed above. These discussions led on February 27 to agreement in principle (a) on the amounts and conditions of payment of a breakup fee and expense reimbursement, (b) on an increase in the price to $33.15, (c) that New Plan would not pay any further dividends as long as the Merger Agreement was in effect beyond the regular quarterly dividend declared on February 20, 2007, and (d) regarding the terms of the New DownREIT Preferred Units and the structure of the DownREIT Merger.

New Plan indicated again during these discussions that it would not approve an acquisition transaction without committed financing which was subject only to limited conditions. In response to this concern, Centro, JPMorgan acting as Centro’s financing source, Simpson Thacher & Bartlett LLP, JPMorgan’s legal advisors in that capacity, New Plan and Hogan met to discuss the financing. On the basis of these discussions, JPMorgan delivered to Centro and its affiliates financing commitment letters relating to funds that Centro would use to finance the tender offer, the merger and the other transactions contemplated by the Merger Agreement. See “Section 12—Source and Amount of Funds.”

New Plan also noted that the Centro entities in the United States that are parties to the Merger Agreement, though they had received financing commitments, were not themselves well-capitalized. In order to ensure that Centro’s obligations were backed by a substantial entity, New Plan requested, and Centro agreed to deliver, a co-obligor agreement committing Centro to fulfill all obligations of payment and performance of its United States entities, coupled with Centro’s option to be assigned the benefits of the Merger Agreement. In response to this request, Centro agreed to deliver a co-obligor agreement pursuant to which it would agree to the performance and payment obligations of its United States entities that are parties to the Merger Agreement.  See “Purpose of the Offer and Plans for New Plan; Merger Agreement—Co-obligor Agreement.”

On February 26 and 27, representatives of Centro, New Plan, Skadden and Hogan finalized the terms of the Merger Agreement. The Merger Agreement was signed and became effective during the afternoon of February 27, and was publicly announced later the same day.

11.          Purpose of the Offer and Plans for New Plan; Merger Agreement

Purpose of the Offer and Plans for New Plan.   The purpose of the Offer and the Merger is for Centro and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, New Plan. Pursuant to the Merger, we will acquire all of the stock of New Plan not purchased pursuant to the Offer, the Top-Up Option or otherwise. Stockholders of New Plan who sell their Shares in the Offer will cease to have any equity interest in New Plan or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in New Plan. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of New Plan will not bear the risk of any decrease in the value of New Plan.

Promptly upon our payment for Shares pursuant to the Offer and from time to time thereafter, we are entitled to designate such number of directors, rounded up to the next whole number, on the New Plan board of directors as is equal to the product of the total number of directors on the New Plan board of directors (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and its controlled subsidiaries (including us) bears to the total number of Shares then outstanding (including Shares that are accepted for payment, but excluding any shares held by New Plan or any of its subsidiaries). We currently intend to exercise such rights under the Merger Agreement upon our payment for Shares pursuant to the Offer. See “The Merger Agreement—Directors” below.

Centro and Purchaser are conducting a detailed review of New Plan and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Centro and Purchaser will continue to evaluate the business and operations of New Plan during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Centro intends to review such information as part of a comprehensive review of New Plan’s business, operations, capitalization and management with a view to optimizing development of New Plan’s potential in conjunction with Centro’s existing businesses. Possible changes could include changes in New Plan’s business, corporate structure, charter, bylaws, capitalization, board of directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, neither Centro nor Purchaser has any current plans with respect to any of such matters. Under Section 3-106 of the MGCL, in a short-form merger, the charter of the successor corporation may not be amended in the merger other than to change its name, the name or other designation or the par value of any class or series of its stock, or the aggregate par value of its stock; however, the charter may be amended after the consummation of the short-form merger.

Except as disclosed in this Offer to Purchase, neither Centro nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction involving New Plan or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in New Plan’s capitalization, corporate structure, business or composition of its management or board of directors.

The Merger Agreement.   The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO that we filed with the Commission on March 8, 2007 (the “Schedule TO”) and which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the Commission with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 under “Available Information.”

The Offer.   The Merger Agreement provides that we will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in Section 13—“Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the Expiration Date. For purposes of the Merger Agreement, “Expiration Date” means April 4, 2007, as the same may (or, to the extent required by the Merger Agreement, will) be extended from time to time. We expressly reserve the right (but we are not obligated) to waive any condition to the Offer (provided that any waiver of the Minimum Tender Condition requires the prior written consent of New Plan) or to otherwise modify the terms of the Offer, subject to compliance with the Exchange Act; provided that all such modifications to the terms of the Offer (other than a modification to increase the Offer Price or to waive a condition to the Offer) will not, in the aggregate, reasonably be expected to delay the Acceptance Date by more than ten business days after the first public dissemination of notice of any such modification and provided that, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of New Plan, (a) decrease the Offer Price or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought to be purchased in the Offer, (c) impose additional conditions to the conditions to the Offer described in Section 13—“Conditions of the Offer,” (d) amend any other term of the Offer in any manner adverse to the holders of the Shares or (e) extend the Offer if all of the conditions to the Offer described in Section 13—“Conditions of the Offer” are satisfied or waived and we are permitted under applicable law to accept for payment and pay for the Shares tendered in the Offer.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer as of the Expiration Date, promptly following such date we will accept for payment, purchase and pay for any Shares validly tendered, and not properly withdrawn, prior to the Expiration Date. We will extend the Offer at any time, and from time to time, as follows:

(1)       if at the then-scheduled Expiration Date of the Offer any of the conditions to the Offer described in Section 13—“Conditions of the Offer” have not been satisfied or waived, until such time as such conditions are satisfied or waived; provided that any such extension will be in increments of not more than three business days (unless a longer period of time is agreed to by New Plan in writing, such agreement not to be unreasonably withheld);

(2)       for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; or

(3)       if all of the conditions to the Offer described in Section 13—“Conditions of the Offer” have been satisfied or waived, and Shares have been accepted for payment, but the number of Shares acquired by MergerSub (together with other Shares owned of record by the Buyer Parties or any of their affiliates) represent less than a 90% Vote, for an aggregate period of not more than ten business days (for all such extensions pursuant to this clause (3)) as a “subsequent offering period” (the “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act.

Recommendation.   New Plan has represented to us in the Merger Agreement that its board of directors has duly and unanimously adopted resolutions (i) declaring that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of New Plan and its stockholders, (ii) adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the MGCL, (iii) subject to the terms and conditions set forth herein, recommending acceptance of the Offer and approval of the Merger by its stockholders, (iv) taking all corporate action required to be taken by the New Plan board of directors to authorize and approve the consummation of the Offer and the Merger and the transactions contemplated by the Merger Agreement, and (v) exempting the Buyer Parties from the ownership limit set forth in New Plan’s charter in connection with the tender offer, and that none of the aforesaid actions by the New Plan board of directors has been amended, rescinded or modified as of the date hereof.

Directors.   The Merger Agreement provides that, subject to the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder and other applicable laws, promptly upon our payment for Shares pursuant to the Offer and from time to time thereafter, we are entitled to designate such number of directors, rounded up to the next whole number, on the New Plan board of directors as is equal to the product of the total number of directors on the New Plan board of directors (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and its controlled subsidiaries bears to the total number of Shares then outstanding (including Shares that are accepted for payment, but excluding any shares held by New Plan or any of its subsidiaries). If we elect to designate directors as described in the preceding sentence, then upon our request, New Plan will promptly take all actions necessary to cause our designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that we will be entitled to designate at least a majority of the directors on the New Plan board of directors (as long as Parent and its controlled subsidiaries beneficially own a majority of the outstanding Shares, which for these purposes will exclude any Shares held by New Plan or any of its subsidiaries); and provided, further, that prior to the Effective Time, the New Plan board of directors will always have at least two members who are (1) not officers, directors, employees or designees of us or any of our affiliates (“Purchaser Insiders”) or officers or directors of affiliates of New Plan (other than by reason of being directors of New Plan) or officers or directors of any joint venture partner or participant (other than New Plan) or its affiliates (“Interested Persons”), (2) members of the New Plan board of directors as of the date hereof, and (3) reasonably satisfactory to us. If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider will be entitled to designate a person to fill such vacancy who is not a Purchaser Insider or Interested Person and who will be a director not deemed to be a Purchaser Insider or Interested Person for all purposes of the Merger Agreement; provided that if the number of directors who are not Purchaser Insiders is reduced to zero prior to the Effective Time, a majority of the members of the New Plan board of directors at the time of the execution of the Merger Agreement will be entitled to designate two Persons to fill such vacancies who are not Purchaser Insiders or Interested Persons and who are reasonably satisfactory to us and who will be directors not deemed to be Purchaser Insiders for all purposes of the Merger Agreement.

Following the election or appointment of Parent’s designees on the New Plan board of directors pursuant to the Merger Agreement and prior to the Effective Time, any amendment or termination of the

Merger Agreement by New Plan, any extension by New Plan of the time for performance of any of the obligations or other acts of Parent, the waiver of any of New Plan’s rights under the Merger Agreement or the taking of any other action by New Plan in connection with the Merger Agreement or the transactions contemplated thereby will require the concurrence of the two directors of New Plan then in office who are not Purchaser Insiders if such termination would or could reasonably be expected to have an adverse effect on the stockholders of New Plan other than Parent and its affiliates.

Top-Up Option.   New Plan has granted us an irrevocable option (the “Top-Up Option”), for so long as the Merger Agreement has not been terminated, to purchase from New Plan, at a price per share equal to the Offer Price, the number of authorized and unissued Shares equal to the number of Shares that, when added to the number of Shares already owned by the Buyer Parties and their affiliates (at the time of exercise of the Top-Up Option or the consummation of the Merger as a short-form merger under Section 3-106 of the MGCL), constitutes one Share more than a 90% Vote. The Shares subject to the Top-Up Option are referred to as the “Top-Up Shares.”

We may exercise the Top-Up Option, in whole or in part, only once, at any time during the ten business day period following the Acceptance Date, or if the Subsequent Offering Period is made available, during the ten business day period following the expiration date of the Subsequent Offering Period and only if we and Parent collectively own Shares as of such time entitled to cast less than a 90% Vote; provided, however, that notwithstanding anything in the Merger Agreement to the contrary (i) the Top-Up Option will not be exercisable if (A) the number of Shares issuable upon exercise of such Top-Up Option would exceed the number of authorized but unissued Shares or (B) if any provision of applicable laws or any judgment, injunction, order or decree of any governmental authority would prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any governmental authority or New Plan’s stockholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable. The aggregate purchase price payable for the Shares being purchased by us pursuant to the Top-Up Option will be determined by multiplying the number of such shares by the Offer Price and will be payable in cash.

The Merger.   The Merger Agreement provides that, after the completion of the Offer and subject to the satisfaction or waiver of certain conditions, we will be merged with and into New Plan, and New Plan will be the surviving corporation. Purchaser and New Plan have agreed in the Merger Agreement that, unless we effect a short-form merger pursuant to Maryland law, New Plan will hold a special meeting of its stockholders as soon as practicable following the Acceptance Date for the purpose of obtaining stockholder approval of the Merger. Parent and Purchaser have agreed that, at the special meeting, all of the Shares owned by Parent and Purchaser, including all Shares purchased pursuant to the Offer, will be voted in favor of the approval of the Merger.

The Merger Agreement further provides that, notwithstanding the foregoing, if following consummation of the Offer and any exercise of the Top-Up Option, we and Parent collectively own Shares entitled to cast at least a 90% Vote, each of Purchaser and New Plan will, subject to the satisfaction or waiver of the conditions to the Merger, take all necessary and appropriate action to cause the Merger to become effective, as promptly as reasonably practicable, as a short-form merger without action of the stockholders of New Plan.

Following the closing of the Merger, Parent intends to liquidate the surviving corporation. In the event of such liquidation, on the liquidation date, holders of Series D Preferred Shares and holders of New Plan’s 7.625% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Shares”) will receive liquidating distributions in accordance with their respective terms. Thereafter, the surviving corporation will undertake dissolution in accordance with the provisions of Subtitle 4 of Title 3 of the MGCL and will file articles of dissolution as required by the MGCL. Parent has agreed to assume and discharge in accordance with their terms all of the liabilities and obligations of the surviving corporation effective upon such liquidation.

Charter, Bylaws, Directors, and Officers.   The Merger Agreement provides that the charter and bylaws of New Plan, as in effect immediately prior to the Effective Time, will be the charter and bylaws, respectively, of the surviving corporation until thereafter amended as provided therein or by law. Our directors and officers immediately prior to the Effective Time, will be the initial directors and officers, respectively, of the surviving corporation, each to hold office in accordance with the terms of the charter and bylaws of the surviving corporation.

Conversion of Shares.   Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by New Plan or any subsidiary of New Plan or by the Purchaser) will be converted at the Effective Time into the right to receive the Merger Consideration, payable to such holder upon surrender of the certificate formerly representing such Shares, without interest and less any required withholding taxes. Each Series D Preferred Share issued and outstanding immediately prior to the Effective Time will remain outstanding immediately after the Effective Time as one share of 7.80% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock of the surviving corporation (until the same are liquidated in accordance with the Merger Agreement), and each Series E Preferred Share issued and outstanding immediately prior to the Effective Time will remain outstanding immediately after the Effective Time as one share of 7.625% Series E Cumulative Redeemable Preferred Stock of the surviving corporation (until the same are liquidated in accordance with the Merger Agreement).  At the Effective Time, each Share owned by New Plan, Purchaser or any wholly owned subsidiary of New Plan or Purchaser will be canceled, and no payment will be made with respect to such Shares. At the Effective Time, each share of our common stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the surviving corporation, so that after the Effective Time, Parent will be the holder of all of the issued and outstanding shares of the surviving corporation.

Treatment of Options, Restricted Stock and DRIP.   The Merger Agreement provides that immediately prior to the Effective Time, each incentive stock option and or nonqualified option to purchase Shares (“Share Options”) under any employee or director share option or compensation plan, agreement or arrangement of New Plan, including New Plan’s 2003 Stock Incentive Plan, as amended (“Option Plans”), will become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof or the terms of any other agreement regarding the vesting, delivery or payment thereof). New Plan will take all necessary and appropriate actions so that, at the Effective Time, each Share Option not theretofore exercised will be canceled in exchange for the right to receive a single lump sum cash payment, less any applicable withholding taxes, equal to the product of (i) the number of Shares subject to such Share Option immediately prior to the Effective Time (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof or the terms of any other agreement regarding the vesting, delivery or payment thereof), and (ii) the excess, if any, of the per Share Merger Consideration over the exercise price per share of such Share Option (the “Option Merger Consideration”). If the exercise price per share of any such Share Option is equal to or greater than the per Share Merger Consideration, New Plan will take all necessary and appropriate actions so that such Share Option will be canceled at the Effective Time without any cash payment being made in respect thereof.

All outstanding restricted share awards granted pursuant to New Plan’s 2003 Stock Incentive Plan, as amended, and all deferred share units granted under such Incentive Plan and accounted for under New Plan’s Deferred Compensation Plan will automatically become fully vested and free of any forfeiture restrictions immediately prior to the Effective Time (whether or not subject to any performance condition that has not been satisfied, and regardless of any other agreement regarding the vesting, delivery or payment thereof), and each such restricted share and each such deferred share unit, as the case may be, will be considered an outstanding Share for all purposes of the Merger Agreement, including the right to receive the Merger Consideration.

New Plan has agreed in the Merger Agreement to suspend purchases under New Plan’s 2000 Dividend Reinvestment and Share Purchase Plan (the “DRIP”), effective as of the date of the Merger Agreement, and ensure that no purchase or other rights under the DRIP enable the purchaser or holder of such rights to acquires any interest in the surviving corporation, Parent or any of its subsidiaries, including Purchaser, as a result of such purchase or the exercise of such rights at or after date of the Merger Agreement.

DownREIT Merger; Treatment of Units of Excel Realty Partners, L.P.   The Merger Agreement provides that, after the completion of the Offer and subject to the satisfaction or waiver of certain conditions, DownREIT MergerSub or an affiliate of DownREIT MergerSub will be merged with and into the DownREIT Partnership, and the DownREIT Partnership will be the surviving partnership. At the effective time of the DownREIT Merger, for each existing DownREIT Unit issued and outstanding immediately prior to the effective time of the DownREIT Merger (other than DownREIT Units held by New Plan or any of its subsidiaries which DownREIT Units will remain outstanding and unchanged as units of limited partner interest in the surviving partnership), as adjusted to account for the Adjustment Factor and/or Specific Adjustment Factor (each such term as defined in the Second Amended and Restated Agreement of Limited Partnership of the DownREIT Partnership; and each such existing unit, an “Adjusted Unit”) a DownREIT Unitholder will, in exchange for each of its Adjusted Units, receive one fully paid Class A Preferred Unit, without interest, of the surviving partnership (the “DownREIT Unit Consideration”), provided, however, that in lieu of the DownREIT Unit Consideration, a DownREIT Unitholder may elect to receive, in exchange for each of its Adjusted Units, cash in an amount equal to $33.15 without interest and less applicable withholding taxes (the “DownREIT Cash Consideration”), which such DownREIT Cash Consideration is the same consideration that New Plan’s holders of shares will receive in the Merger, but only if the holder of such DownREIT Unit has effectively made and not revoked a valid election to receive such cash payment. At the effective time of the DownREIT Merger, the general partner interest in the DownREIT Partnership will remain outstanding and unchanged as a general partner interest in the surviving partnership.

Representations and Warranties.   In the Merger Agreement, New Plan has made customary representations and warranties to Parent and Purchaser with respect to, among other matters, its organization and qualification, subsidiaries, capitalization, authority, the vote of New Plan’s stockholders required to approve the Merger, consents and approvals, compliance with law, permits, public filings, financial statements, absence of any Material Adverse Effect (as defined below), litigation, employee benefit plans, labor and employment matters, insurance, properties and leases, tax matters, information to be included in this Offer to Purchase, the Schedule 14D-9 and any other ancillary documents related to the Offer (collectively, the “Offer Documents”) and in any proxy or information statement to be sent to New Plan stockholders in connection with the Merger, intellectual property, environmental matters, material contracts, affiliate transactions, opinion of Merrill Lynch, brokers’ fees, disclosure controls and inapplicability of the Investment Company Act of 1940, as amended, and state takeover laws. Each of Parent and Purchaser has made customary representations and warranties to New Plan with respect to, among other matters, organization and qualification, authority, consents and approvals, litigation, information furnished by Purchase for inclusion in the Offer Documents and any proxy or information statement to be sent to New Plan stockholders in connection with the Merger, brokers’ fees, financing, ownership of Shares and agreements with New Plan, its management or 5% stockholders.

As defined in the Merger Agreement, and for purposes of the Offer, “Material Adverse Effect” means, with respect to New Plan, an effect, event, development or change that has a materially adverse effect on the assets, business, results of operations or financial condition of New Plan and its subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from

(a) decrease in the market price of Shares (but not any effect, event, development or change underlying such decrease to the extent that such effect, event, development or change would otherwise constitute a Material Adverse Effect), (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest rates or exchange rates (except to the extent such effect, event, development or change affects New Plan and its subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which New Plan and its subsidiaries conduct their business), (c) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect a geographic region or industry in which New Plan or its subsidiaries conduct their business (unless, and only to the extent, such effect, event, development or change affects New Plan and its subsidiaries and in a materially disproportionate manner as compared to other persons or participants in the industries in which New Plan and its subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (d) changes in GAAP, (e) the negotiation, execution, announcement or performance of the Merger Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by the Merger Agreement, including any litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement (unless, and only to the extent, such effect, event, development or change affects New Plan and its subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which New Plan and its subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (g) earthquakes, hurricanes, floods, or other natural disasters (unless, and only to the extent, such effect, event, development or change affects New Plan and its subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which New Plan and its subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), or (h) any action taken by New Plan or its subsidiaries at the written request or with the written consent of any of Centro or the Buyer Parties.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•                  have been qualified by information set forth in a confidential disclosure schedule exchanged by the parties in connection with signing the Merger Agreement—the information contained in this disclosure schedule modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•                  will not survive consummation of the Merger;

•                  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

•                  were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

Covenants

Conduct of Business.   The Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time, subject to some exceptions, the businesses of New Plan and its subsidiaries will be conducted in, and New Plan and its subsidiaries will not take any action except in, the ordinary course of business consistent with past practice. New Plan will use its commercially reasonable efforts to preserve (i) substantially intact the business organization of New Plan and its subsidiaries, to keep available the services of its present senior officers, managers and employees and to preserve the current relationships of New Plan and its subsidiaries with lessees and other persons with which New Plan or any subsidiary has significant business relations, and (ii) New Plan’s status as a REIT. The Merger Agreement also provides that, from the date of the Merger Agreement until the Effective Time, subject to some exceptions, New Plan and its subsidiaries will not take specified actions without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed), including, among other things and subject to certain exceptions, amending its organizational documents or the organizational documents of the DownREIT Partnership, issuing or selling its securities or granting options, amending terms of existing securities, declaring or paying any dividends, reclassifying or redeeming its securities, making acquisitions or dispositions, entering into, terminating or amending certain leases or material contracts, authorizing or making any capital expenditures, incurring or guaranteeing indebtedness for borrowed money or prepaying long-term debt, failing to comply with debt agreements, entering into or amending any employment, severance or similar agreements, increasing or providing for new compensation or benefits to officers, directors or employees, materially changing accounting policies, settling material litigation, making material tax elections or settling a material tax liability, entering into, amending or violating any tax protection agreement, disposing of or encumbering any properties, entering into or modifying any agreement with an affiliate, failing to maintain insurance policies, failing to pay cash for DownREIT Units tendered for exchange or redemption prior to the closing date except to the extent (if any) that New Plan is obligated to issue Shares in exchange therefor, adopting a plan of complete or partial liquidation, or announcing an intention or entering into an agreement to do any of the foregoing. In addition, New Plan has agreed not to take any action that would be reasonably expected to result in a failure of a condition to the Offer or the Merger or would reasonably be expected to materially delay the consummation thereof or materially impair the ability of New Plan to consummate the Offer, the Merger, the Top-Up Option or any of the other transactions contemplated by the Merger Agreement.

In addition, the Merger Agreement provides that New Plan will confer in good faith with one or more representatives of Parent designated by New Plan regarding operational matters and the general status of ongoing operations at such times as reasonably requested by Parent and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Material Adverse Effect.

No Solicitation.   Subject to the terms following paragraphs under this “No Solicitation” heading, New Plan and its subsidiaries have agreed not to authorize or permit, directly or indirectly, any of their respective officers, trustees, directors, employees, investment bankers, financial advisors, accountants, attorneys, brokers, finders or other agents, advisors or representatives (each, a “Representative”) to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly take any other action to facilitate (including by way of furnishing information (other than public information widely disseminated through New Plan’s filings with the Commission, press releases or other similar means) any inquiries or the making of any proposal or other action that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) initiate or participate in any discussions or negotiations, or furnish to any person not a party to the Merger Agreement any information in furtherance of any inquiries that would reasonably be expected to lead to an Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (other than certain confidentiality agreements), or (iv) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the recommendation of the New Plan board that holders of Shares accept the Offer and tender their Shares in the Offer and, if stockholder approval is required, that stockholders approve the Merger (it being understood that, subject to the last paragraph of this “No Solicitation” section, publicly announcing that New Plan is taking a neutral position or no position with respect to any Acquisition Proposal will be considered an adverse modification), recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an Acquisition Proposal (any of the foregoing in this paragraph, an “Adverse Recommendation Change”). New Plan will, and will cause its subsidiaries to, immediately cease and cause to be terminated, and shall take and cause its subsidiaries to take all actions reasonably necessary to cause their respective representatives to immediately cease and cause to be terminated, any discussions, negotiations or communications with any party or parties that are currently ongoing with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and request that all confidential information previously furnished to any person that has executed a confidentiality agreement on or after January 1, 2007 be returned to New Plan or destroyed.

New Plan has agreed in the Merger Agreement to promptly notify Parent in writing (as soon as is reasonably practicable, but in any event no later than 24 hours from initial receipt or occurrence) of any Acquisition Proposal or any negotiations with respect to any Acquisition Proposal (including the identity of the parties and all material terms thereof) which any of New Plan or any of its subsidiaries or representative may receive after the date of the Merger Agreement, and New Plan shall keep Parent reasonably informed on a prompt basis as to the status, material terms and conditions and any material developments regarding any such proposal. New Plan and its subsidiaries have agreed not to terminate, release, waive, amend or modify any provision of any existing standstill agreement, confidentiality agreement or other similar agreement with respect to any class of equity securities of New Plan or any of its subsidiaries to which New Plan or any of its subsidiaries is a party and have further agreed to enforce the provisions of any such agreement; provided, however, that New Plan will be permitted in its sole discretion to terminate, release, waive, amend or modify any provision of any standstill agreement, confidentiality agreement or other similar agreement entered into by New Plan prior to December 31, 2006.

Notwithstanding the foregoing, following the receipt after the date of the Merger Agreement, at any time prior to the Acceptance Date (and in no event after the Acceptance Date), by New Plan or any subsidiary of a bona fide written Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of the no solicitation covenant in the Merger Agreement), the New Plan board of directors may (directly or through Representatives) contact such person and its advisors for the purpose of clarifying the Acquisition Proposal, the material terms thereof and/or the conditions to and likelihood of consummation. If the New Plan board of directors determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes or may be reasonably likely to lead to a Superior Proposal (as defined below), the New Plan board of directors may furnish, subject to certain conditions, non-public information with respect to New Plan and its subsidiaries to that person, may make any required disclosures to its stockholders and may participate in discussions and negotiations regarding such Acquisition Proposal.

Neither the New Plan board of directors nor any committee thereof will make an Adverse Recommendation Change (as defined above) except in accordance with the Merger Agreement. Notwithstanding the foregoing, at any time prior to the Acceptance Date (and in no event after the Acceptance Date), the New Plan board of directors may make an Adverse Recommendation Change if it determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with the duties of New Plan’s directors under applicable law, provided that no Adverse Recommendation Change may be made until after the third business day following Parent’s receipt of written notice to New Plan advising Parent that the New Plan board of directors plans to take such action. During this three business day period, New Plan, if requested by Parent, will negotiate with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement as would enable New Plan to proceed with its recommendation of the Merger Agreement and the Merger and not make an Adverse Recommendation Change. If during such three business day period Parent delivers an irrevocable legally binding definitive agreement to adjust the terms and conditions of the Merger Agreement that the New Plan board determines in good faith (after consultation with its financial advisors) causes the Acquisition Proposal to no longer be a Superior Proposal, then the New Plan board has agreed not to make an Adverse Recommendation Change.

As defined in the Merger Agreement:

“Acquisition Proposal” means any proposal or offer from any person or group for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving New Plan or any subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of New Plan or the subsidiaries representing 20% or more of the consolidated assets of New Plan and the subsidiaries, (c) issue, sale or other disposition by New Plan of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of New Plan, (d) tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) will acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Shares, or (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to New Plan which would result in any person or group acquiring 20% or more of the fair market value of the assets (including stock of the subsidiaries) of New Plan and subsidiaries taken as a whole; provided, however, that the term “Acquisition Proposal” will not include (i) the Offer, the Merger, the issuance of Shares pursuant to the Top-Up Option or any of the other transactions contemplated by the Merger Agreement, (ii) the issuance of Shares upon redemption of DownREIT Units or (iii) any merger, consolidation, business combination, recapitalization or similar transaction solely among New Plan and one or more subsidiaries or among subsidiaries.

“Superior Proposal” means a written Acquisition Proposal made by a third party (a) on terms which the New Plan board of directors determines in good faith (after consultation with its financial advisors) to be more favorable to the stockholders of New Plan (in their capacity as stockholders) from a financial point of view as compared to the Offer Price, after giving effect to any alternative proposed by Parent, (b) the material conditions to the consummation of which are reasonably capable of being satisfied in the judgment of the New Plan board of directors (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) and (c) in respect of which any required financing is then committed or has been determined in good faith by the New Plan board of directors to be available or reasonably likely to be obtained, provided, however, that any such Acquisition Proposal that is contingent upon such third party obtaining financing will be deemed not to be a Superior Proposal. For the purposes of this definition, the term “Acquisition Proposal” will have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “20%” will be deemed references to “more than 50%.”

Nothing in the Merger Agreement will prevent the New Plan board from (a) taking, disclosing and announcing to its security holders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act with respect to an Acquisition Proposal; provided, however, that such action will not relieve New Plan of any of its obligations under the provisions of the no solicitation covenant in the Merger Agreement, (b) issuing a “stop, look and listen” announcement, (c) complying with its obligations under U.S. federal or state law regarding any Acquisition Proposal, or (d) taking, refraining from taking, disclosing or announcing any action (or intent to take any action) permitted by the Merger Agreement or that any court of competent jurisdiction orders New Plan to take.

Employee Matters.   The Merger Agreement provides from and after the Effective Time, Parent will honor in accordance with their terms the severance, change-of-control and similar obligations of the New Plan and its subsidiaries as disclosed in the Merger Agreement, and any other employment related contracts, agreements arrangements and commitments of New Plan or its subsidiaries in effect that are applicable to any current or former employees, officers or directors of New Plan or any of its subsidiaries as disclosed in the Merger Agreement.

For a period of not less than twelve months after the closing date of the Merger, with respect to each employee of New Plan or any of its subsidiaries (collectively, the “Company Employees”) who remains an employee of the surviving corporation or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent will provide the Continuing Employees with total compensation and employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time. Each Continuing Employee will be credited with his or her years of service with New Plan and its subsidiaries (and any predecessor entities thereof) before the closing date of the Merger under the parallel employee benefit plan of Parent or its subsidiaries to the same extent as such employee was entitled, before the Effective Time, to credit for such service under the respective plan of New Plan and its subsidiaries (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to each health benefit plan, during the calendar year that includes the closing date of the Merger, each Continuing Employee will be given credit for amounts paid by the employee under the respective plan of New Plan and its subsidiaries for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or the surviving corporation. Also, as of the Effective Time, Parent will, with respect to New Plan employees who become Parent employees at the Effective Time, continue to recognize all accrued and unused vacation days, holidays, personal, sickness and other paid time off days (including banked days) that have accrued to such employees through the Effective Time, and Parent will allow such employees to take their accrued vacation days, holidays and any personal and sickness days in accordance with such policies as it may adopt after the Effective Time.

The Merger Agreement further provides that prior to the Effective Time, the New Plan board of directors will take such actions as are necessary to terminate any share or investment-based non-qualified deferred compensation account-based arrangements, and will cause prompt payment of amounts accumulated under any such non-qualified arrangements to be made as of the Effective Time, provided New Plan has determined that such action does not result in additional liability or expense to New Plan, and is taken in good faith compliance with the provisions of Section 409A of the Code.

Director and Officer Indemnification and Insurance.   In the Merger Agreement, without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under New Plan’s or its subsidiaries’ charter, bylaws or other organizational documents or the Merger Agreement, from and after the Effective Date, Parent and surviving corporation have agreed to indemnify and hold harmless each person who is at the date of the Merger Agreement or during the period from the date of the Merger Agreement through the Effective Date serving as a director, officer, trustee, or fiduciary of New Plan or its subsidiaries or as a fiduciary under or with respect to any employee benefit plan to the fullest extent authorized or permitted by applicable law, against any claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom, and advance expenses incurred in defending any such claim.

The Merger Agreement further provides that the surviving corporation will maintain for a period of at least six years the current policies of directors’ and officers’ liability insurance maintained by New

Plan and its subsidiaries with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by the Merger Agreement. The surviving corporation may substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time. In no event will the surviving corporation be required to expend more than an amount per year of coverage equal to three hundred percent (300%) of the current annual premiums paid by New Plan for such insurance, and in the event that the surviving corporation otherwise would be required to expend more than three hundred percent (300%) of the current annual premiums paid by New Plan, the surviving corporation will obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of the current annual premiums paid by New Plan.

Reasonable Best Efforts.   Upon the terms and subject to the conditions of the Merger Agreement, each of the parties thereto has agreed to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Offer, the Merger and the Top-Up Option and to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. Among other things, each of the parties to the Merger Agreement has agreed to cooperate and use its commercially reasonable efforts to defend through litigation on the merits any action, including administrative or judicial action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Offer, the Merger or the Top-Up Option, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal. In addition, among other things, New Plan has further agreed to take the following actions prior to the closing of the Merger:  (i) if any holder of New Plan’s convertible notes surrenders any of its convertible notes for conversion on or prior to the Effective Time, to irrevocably elect pursuant to the indenture governing those notes to settle all amounts payable to such holder upon such conversion and surrender of such notes in cash at such time and in such manner as required by the terms of the indenture; (ii) to assist Parent in obtaining consent to the Offer, the Merger and the liquidation of the surviving corporation from each lender whose consent is required under the documents evidencing debt secured by New Plan’s properties, (iii) at Parent’s request, with respect to the existing secured debt that may be prepaid or defeased by New Plan or its applicable subsidiary, to promptly deliver written notices of prepayment or defeasance, as applicable, in accordance with the terms of the applicable loan documents; (iv) if requested by Parent, to use commercially reasonable efforts to obtain tenant estoppel certificates from certain tenants and (v) if any title insurance policy shows title defects which would be reasonably expected to have a material adverse effect on the ability to generate revenue at the property as presently constructed or the ability of Parent to obtain financing, then to use commercially reasonable efforts to attempt to remove or cure such defects identified prior to the closing of the Merger.

Approval of Compensation Actions.   The Merger Agreement provides that prior to the Expiration Date, the Executive Compensation and Stock Option Committee of the New Plan’s board of directors will take all such actions as may be required to approve, as an employment compensation, severance or other employee benefit arrangement, any and all Compensation Actions taken after January 1, 2007 and prior to the Expiration Date that have not already been so approved. “Compensation Actions” means (i) any granting by New Plan to any of its present or former directors, executive officers or employees of any increase in compensation or benefits in any form; (ii) any granting to any present or former director, executive officer or employee of the right to receive any severance or termination compensation or benefit; or (iii) any entry, renewal or extension by New Plan of any employment, consulting, indemnification, termination, change of control, non-competition or severance agreement or arrangement with any present or former director, executive officer or employee of New Plan, or any amendment to or adoption of any Company Plan.

Conditions to Consummation of the Mergers.   Pursuant to the Merger Agreement, the respective obligations of Parent, Purchaser and New Plan to consummate the Mergers are subject to the satisfaction or waiver, as permitted by applicable law, at or prior to the Effective Time, of the following conditions:

•                  unless the Merger is consummated as a short-form merger, the Merger has been approved by a Majority Vote,

•                  no governmental authority has enacted or entered any order, injunction or decree or other legal restraint making consummation of the Merger illegal or preventing consummation of the Merger, and

•                  we have accepted for purchase and paid for Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the Expiration Date.

Termination.   The Merger Agreement provides that it may be terminated, and the Offer and the Merger may be abandoned, notwithstanding approval of New Plan’s stockholders, as follows:

(a)        by mutual written consent of Parent and New Plan (provided that following the election or appointment of Parent’s designees to the New Plan board of directors pursuant to the Merger Agreement (see “The Merger Agreement—Directors” above) and prior to the Effective Time, any termination of the Merger Agreement by New Plan will require the concurrence of the two directors of New Plan then in office who are not Purchaser Insiders if such termination would or could reasonably be expected to have an adverse effect on the stockholders of New Plan other than Parent and its affiliates);

(b)       by either Parent or New Plan, if November 30, 2007 (the “Walk-Away Date”) has occurred and the Offer has not been consummated on or before the close of business on the Walk-Away Date, provided, that the Walk-Away Date will automatically be extended to February 28, 2008 (and such date will then be the Walk-Away Date for all purposes of the Merger Agreement) if the only condition to the Offer that has not been or would not be satisfied as of November 30, 2007 is the condition set forth in paragraph (B)(1) in Section 13—“Conditions of the Offer”; and provided, further, that the right to terminate the Merger Agreement under this paragraph will not be available to a party whose failure to fulfill any obligation under the Merger Agreement was the primary cause of, or resulted in, the failure of the Offer to be consummated on or before the Walk-Away Date;

(c)        by either Parent or New Plan if any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition or taken any other action (including the failure to have taken an action) which, in any such case, has become final and non-appealable and has the effect of enjoining, restraining, preventing or prohibiting the acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger or making the acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal (“Governmental Order”); provided, however, that the terms of this paragraph will not be available to any party unless such party will have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

(d)       by Parent, if prior to the Acceptance Date, New Plan has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of the condition to the Offer set forth in paragraph (B)(2) or (3) in Section 13—“Conditions of the Offer,” and (B) is

either incurable, or if curable, is not cured by New Plan by the earlier of (x) 30 days following receipt by New Plan of written notice of such breach or failure and (y) the Walk-Away Date; provided, at the time of the delivery of such written notice, Parent is not in material breach of its obligations under the Merger Agreement;

(e)        by Parent, if prior to the Acceptance Date, (i) an Adverse Recommendation Change has occurred or (ii) New Plan has materially breached its obligations regarding nonsolicitation (as more fully described above in this Section 11—“The Merger Agreement” under the heading “No Solicitation”);

(f)          by New Plan, if prior to the Acceptance Date, Parent or Purchaser has (A) failed to perform in any material respect any of its obligations required to be performed by it under the Merger Agreement or (B) breached any of its representations and warranties (without regard to materiality or material adverse effect qualifiers contained therein), which breach or failure to perform, in the case of clause (B), would reasonably be expected to, individually or in the aggregate, prevent, or materially hinder Parent or Purchaser from consummating the Merger or any of the other transactions contemplated by the Merger Agreement and, in the case of either clause (A) or (B) is either incurable, or if curable, is not cured by Parent by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the Walk-Away Date, provided, at the time of the delivery of such written notice, New Plan is not in material breach of its obligations under the Merger Agreement, and provided, further, that for purposes of this paragraph, Purchaser’s failure in any material respect to commence or extend the Offer, or to purchase shares of Shares validly tendered, and not properly withdrawn, prior to the Expiration Date in accordance with the terms of the Offer or the Merger Agreement, in any such case in violation of the terms of the Offer or the Merger Agreement, will be deemed an incurable breach of the Merger Agreement;

(g)        by Parent, subject to its compliance with the provisions of the Merger Agreement, if due to a failure of the conditions to the Offer (as more fully described in Section 13—“Conditions of the Offer”) to be satisfied at the Expiration Date, the Offer has expired or been terminated without Purchaser having purchased any Shares pursuant thereto; provided, that Parent will not have the right to terminate the Merger Agreement pursuant to this paragraph if Parent’s or Purchaser’s breach of the Merger Agreement was directly or indirectly the cause of, or directly or indirectly resulted in, the failure of any of the conditions to the Offer (as more fully described in Section 13—“Conditions of the Offer”) to be satisfied or the failure of Purchaser to have accepted for payment Shares pursuant to the Offer;

(h)       by New Plan, if the Offer has expired or been terminated without Purchaser having purchased any Shares pursuant thereto, provided, that New Plan will not have the right to terminate the Merger Agreement pursuant to this paragraph if  New Plan’s failure to perform any of its obligations under the Merger Agreement or the failure of a condition to the Offer set forth in paragraph (B)(2) or (3) of Section 13—“Conditions of the Offer” was directly or indirectly the cause of, or directly or indirectly resulted in, the Offer having expired or having been terminated without Purchaser having purchased any Shares pursuant thereto; or

(i)          by New Plan, prior to the Acceptance Date, if the New Plan board of directors has effected an Adverse Recommendation Change, provided that for such termination to be effective New Plan must have paid to Purchaser the Termination Fee and Termination Expenses (as such terms are defined below).

Fees and Expenses.   New Plan has agreed that if this Agreement is terminated pursuant to:

•                  paragraph (e)(ii) above, at any time after the date of the Merger Agreement and prior to the Acceptance Date, an Acquisition Proposal has been publicly announced and not withdrawn,

and  concurrently with such termination or within twelve months following the termination of the Merger Agreement, New Plan enters into an agreement with any third party with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then New Plan will pay to Parent if and when consummation of such Acquisition Proposal occurs, a termination fee of US$90,666,000 and Termination Expenses (as defined below), less any amounts previously paid pursuant to the following paragraph (for purposes of this provision, “more than 50%” will be substituted for “20%” in the definition of Acquisition Proposal);

•                  paragraph (e)(ii) above, which breach was caused by certain officers of New Plan, then New Plan will pay to Parent a termination fee of US$30,000,000.00 and Termination Expenses; or

•                  paragraph (e)(i) or paragraph (i) above, then New Plan will pay to Parent a termination fee of US$90,666,000 and Termination Expenses.

“Termination Expenses” means a cash amount necessary to fully reimburse Parent, Purchaser, DownREIT MergerSub and their affiliates for all documented out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date hereof) prior to the termination of the Merger Agreement by any of them or on their behalf in connection with the Offer, the Merger, the transactions relating to the DownREIT Partnership contemplated therein, the preparation of the Merger Agreement, their due diligence investigation of New Plan and the DownREIT Partnership and the other transactions contemplated by the Merger Agreement (including any currency or interest rate hedging activities in connection with the transactions contemplated hereby), including (i) all fees and expenses of counsel, investment banking firms, lenders or financial advisors (and their respective counsel and representatives), accountants, experts and consultants to Parent, Purchaser or any of their affiliates in connection with the Offer, the Merger, the preparation of the Merger Agreement, their due diligence investigation of New Plan and the DownREIT Partnership and the transactions contemplated by the Merger Agreement and (ii) all fees and expenses payable to banks, investment banking firms and other financial institutions (and their respective counsel and representatives) in connection with arranging or providing financing for the Merger Consideration, the refinancing of any properties or assets of New Plan or the DownREIT Partnership or any of the other transactions contemplated by the Merger Agreement; provided, however, that the aggregate amount of the Termination Expenses to be reimbursed by New Plan will not exceed $20,000,000 U.S. Dollars.

Except for the payment of the Termination Fees and Termination Expenses (including any amounts incurred by Parent to collect such fee if New Plan does not pay it when due), all expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated.

Amendment and Waiver.   The Merger Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of New Plan, no amendment may be made without further stockholder approval which, by law or in accordance with the rules of the New York Stock Exchange, requires further approval by such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto. At any time prior to the Effective Time, New Plan, on the one hand, and Parent, Purchaser and DownREIT MergerSub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by New Plan or Parent (on behalf of Parent and Purchaser). The failure of any party to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights. Following the election or appointment of Parent’s designees on the New Plan board of directors pursuant to the Merger Agreement (see “The Merger Agreement—Directors” above) and prior to the Effective Time, any amendment of the Merger Agreement by New Plan, any extension by New Plan of the time for performance of any of the obligations or other acts of Parent, the waiver of any of New Plan’s rights under the Merger Agreement or the taking of any other action by New Plan in connection with the Merger Agreement or the transactions contemplated thereby will require the concurrence of the two directors of New Plan then in office who are not Purchaser Insiders if such termination would or could reasonably be expected to have an adverse effect on the stockholders of New Plan other than Parent and its affiliates.

Co-Obligor Agreement   In connection with the Merger Agreement, Centro and CPT Manager Limited, in its capacity as the responsible entity of Centro Property Trust (“CPT”), entered into a co-obligor agreement dated as of February 27, 2007 (the “Co-obligor Agreement”), pursuant to which Centro and CPT agreed to be jointly and severally responsible, as a primary obligor and not as a surety, for the prompt and complete payment and performance of the obligations of the Buyer Parties under the Merger Agreement. Each of Centro and CPT is entitled to be assigned (or have a direct or indirect wholly owned subsidiary be assigned) any or all of the rights and benefits it may specify that are due to any of the Buyer Parties under the Merger Agreement; provided, that no such assignment will relieve Centro or CPT or any Buyer Party from any obligation under the Co-obligor Agreement or under the Merger Agreement. This summary and description is qualified in its entirety by reference to the Co-Obligor Agreement, which is filed as Exhibit (b)(2) to the Schedule TO and is incorporated herein by reference.

Confidentiality Agreement.   New Plan and Centro entered into a confidentiality agreement on January 29, 2007 (the “Confidentiality Agreement”). As a condition to being furnished Confidential Information (as defined in the Confidentiality Agreement) of the other party, in the Confidentiality Agreement, each of Centro and New Plan agreed, among other things, to keep such Confidential Information (as defined in the Confidentiality Agreement) confidential and to use it only in connection with evaluating a business relationship between New Plan and Centro. The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

Effects of Inability to Consummate the Merger.   If, following the consummation of the Offer, the Merger is not consummated for any reason (see—“The Merger Agreement—Conditions to Consummation of the Merger”), Centro, which indirectly owns all of our common stock, will indirectly control the number of Shares acquired by us pursuant to the Offer, as well as any other Shares held by Centro or its subsidiaries or controlled affiliates. Pursuant to the Merger Agreement, subject to the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder and other applicable laws, promptly upon the our payment for Shares pursuant to the Offer and from time to time thereafter, Parent is entitled to designate such number of directors, rounded up to the next whole number, on the New Plan board of directors as is equal to the product of the total number of directors on the New Plan board of directors (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and its affiliates bears to the total number of Shares then outstanding (including Shares that are accepted for payment, but excluding any shares held by New Plan or any of its subsidiaries). See “The Merger Agreement—Directors.”  As a result of our ownership of such Shares and Parent’s right to designate nominees for election to the board of directors of New Plan (assuming no waiver of the Minimum Tender Condition, which would require consent by New Plan), Centro indirectly will be able to control decisions of the board of directors of New Plan and our decisions as a stockholder of New Plan. This concentration of control in one stockholder may adversely affect the market value of the Shares.

If Centro controls Shares entitled to cast at least a Majority Vote following the consummation of the Offer but the Merger is not consummated, stockholders of New Plan, other than those affiliated with Centro, will lack sufficient voting power to elect directors or to cause other actions to be taken which require approval of a majority vote of the Shares and the Series D Preferred Shares, voting together as a class.

12.          Source and Amount of Funds

The Offer is not conditioned upon Centro’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Centro and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for options and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $3.707 billion (“Merger Payments”). Centro will have, or will arrange to have, sufficient funds to consummate the purchase of Shares in the Offer and the Merger Agreement and the other transactions described above, and will cause or arrange for Purchaser to have, sufficient funds available to consummate such transactions. Centro expects to obtain the necessary funds from certain of its affiliates and the term facility as hereinafter described.

In connection with the Offer and the Merger Agreement, certain affiliates of Centro intend to capitalize Purchaser, in one or more stages, with approximately $1.56 billion of equity capital and approximately $303.4 million of unsecured subordinated debt financing (collectively, “Shareholder Investments”) from sources of their own. Purchaser intends to use a term facility (“Tender Facility”), expected to be in the amount of $1.853 billion and committed to by JPMorgan, to finance the portion of the Merger Payments and any related fees and expenses not financed by the Shareholder Investments. The interest payable in respect of the Tender Facility is expected to be guaranteed by one of Centro’s affiliates.

It is anticipated that amounts outstanding under the Tender Facility will bear interest at a rate per annum equal to, at Purchaser’s option, (i) an alternate base rate equal to the higher of (a) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City and (b) the federal funds effective rate from time to time plus 0.50%, or (ii) the eurodollar rate equal to the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for an interest period equal to one month, or shorter if available to all lenders, appearing on Page 3750 of the Telerate screen or, in case of any such shorter period, as offered to JPMorgan Chase Bank, plus 1%.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) Centro and/or one or more of its affiliates has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date and to acquire the remaining outstanding Shares in the Merger.

The Offer is not conditioned upon any financing arrangements.

13.          Conditions of the Offer

Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares if:

(A)    there has not been validly tendered, and not properly withdrawn, prior to the expiration of the Offer, as it may be extended in accordance with the terms of the Merger Agreement, that number of Shares which, when added to the number of Shares already owned by Buyer Parties and their affiliates (but excluding any Shares that may be acquired by exercising the Top-Up Option), represents at least a Majority Vote at the Expiration Date (the “Minimum Tender Condition”), or

(B)     at any time on or after the date of the Agreement and prior to the time of acceptance for payment for any Shares any of the following events has occurred and is continuing:

(1)       any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal,

(2)       the representations and warranties of New Plan set forth in the Merger Agreement are not true and correct (without giving effect to any “materiality” or Material Adverse Effect qualifier therein), as if such representations and warranties were made at the time of such determination (except to the extent such representations and warranties relate to an earlier date, in which case only as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect,

(3)       New Plan has not performed in all material respects all of its material obligations, covenants and agreements required to be performed by it under the Merger Agreement,

(4)       New Plan has not received a tax opinion of Hogan & Hartson (or other nationally recognized tax counsel to New Plan reasonably satisfactory to Parent), opining that New Plan has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with New Plan’s taxable year ended December 31,1997, through and including its taxable year ended December 31, 2006 and that New Plan’s method of operation during the portion of calendar year 2007 prior to the acquisition of the Shares on the Acceptance Date would permit New Plan to qualify as a REIT for the taxable year beginning January 1, 2007 (assuming that New Plan’s taxable year ended immediately prior to the acquisition of the Shares on the Acceptance Date and assuming New Plan satisfied the applicable distribution requirements under the Code) (such opinion will be based, in part, on customary assumptions and customary factual representations of New Plan and its subsidiaries),

(5)       since the date of the Merger Agreement, there has occurred any change, event, effect, or development that individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect,

(6)       New Plan and Purchaser have reached a mutual written agreement that either the Offer be terminated or the Merger Agreement be terminated, or the Merger Agreement has terminated in accordance with its terms, or

(7)       there is pending any suit, action or proceeding by any governmental authority challenging the acquisition by any of Centro or the Buyer Parties of New Plan or any of its subsidiaries or of any Shares, seeking to prohibit the consummation of the Offer or the Merger or seeking any governmental order that would result in, or would reasonably be expected to result in, a substantial detriment or would impose material limitations on the ability of Parent or any of its subsidiaries to exercise full rights of ownership of the Shares purchased pursuant to the Offer, including the right to vote the shares purchased by it on all matters properly presented to the stockholders of New Plan.

The foregoing conditions are for our benefit and may be asserted by us regardless of the circumstances giving rise to any such conditions (other than any such circumstances caused by or substantially contributed to by any breach by Parent or Purchaser of any of their representations, warranties, covenants agreements or obligations under the Merger Agreement or any breach of the Debt Commitment Letter (as such term is defined in the Merger Agreement)) and may be waived by us in whole or in part at any time and from time to time in our sole discretion, in each case, subject to the terms of the Merger Agreement. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and waiving such right with respect to any particular facts or circumstances will not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time, in each case prior to the acceptance for payment of, and payment for, tendered Shares.

14.          Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, New Plan will not, and will not permit any of its subsidiaries to, without the prior consent of Parent, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the stock of New Plan or any of its subsidiaries, except for (a) dividends by any direct or indirect wholly owned subsidiary of New Plan only to New Plan or any other subsidiary of New Plan, (b) the regular $0.3125 per share quarterly dividend to the holders of Shares that was declared on February 20, 2007, and the corresponding quarterly distribution on DownREIT Units, and (c) the quarterly dividends to the respective holders of Series D Preferred Shares and Series E Preferred Shares.

15.          Certain Legal Matters

General.   Except as otherwise set forth in this Offer to Purchase, based on Centro’s and Purchaser’s review of publicly available filings by New Plan with the Commission and other information regarding New Plan, Centro and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of New Plan and which might be adversely affected by the acquisition of Shares by Purchaser or Centro pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Centro pursuant to the Offer. In addition, except as set forth below, Centro and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Centro’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Centro and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to New Plan’s or Centro’s business or that certain parts of New Plan’s or Centro’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—“Conditions of the Offer.”

Antitrust Compliance.   Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. Centro and Purchaser believe that the requirements of the HSR Act do not apply to the acquisition of Shares in the Offer and the Merger.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Centro’s proposed acquisition of New Plan. At any time before or after our acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Centro, New Plan, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, we may not be obligated to consummate the Offer or the Merger. See Section 13—“Conditions of the Offer.”

Stockholder Approval.   New Plan has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by New Plan and the consummation by New Plan of the transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action of New Plan, and that no other corporate proceedings on the part of New Plan are necessary to authorize the Merger Agreement or to consummate the transactions so contemplated, other than the approval of the Merger by the holders of outstanding Shares and Series D Preferred Shares (after reflecting and taking into account any adjustment to the number of votes such holders have relative to holders of Shares in accordance with the terms of the Series D Preferred Shares), voting together as a class, on a fully diluted basis, entitled to cast at least a Majority Vote prior to the consummation of the Merger. As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the MGCL. According to New Plan’s charter, the Shares and the Series D Preferred Shares, voting together as a class, are the only securities of New Plan that entitle the holders thereof to voting rights on the Merger. If following our purchase of Shares pursuant to the Offer, we and our affiliates own Shares entitled to cast at least a Majority Vote, we will be able to effect the Merger without the affirmative vote of any other stockholder of New Plan. Parent and Purchaser have agreed that, at the special meeting, all of the Shares owned by Parent, Purchaser and their subsidiaries, including all Shares purchased pursuant to the Offer, will be voted in favor of the approval of the Merger.

Short-Form Merger.   The MGCL provides that if a parent corporation owns shares of stock of a subsidiary entitled to cast 90% or more of all the votes entitled to be cast of each group or class of shares entitled to vote as a group or class on the merger of that subsidiary, the parent corporation can effect a short-form merger with that subsidiary without the action or vote of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, any subsequent offering period, the Top-Up Option or otherwise, we own Shares entitled to cast at least a 90% Vote, Parent and Purchaser could, and (subject to the satisfaction of waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) are obligated under the Merger Agreement to, effect the Merger without any action by any other stockholders of New Plan if permitted to do so under the MGCL. Even if we do not own the requisite percentage of Shares following consummation of the Offer, we could seek to purchase additional Shares in the open market, from New Plan or otherwise in order to acquire Shares, that when added to the Shares already owned by us, would be entitled to cast, in the aggregate, at least a 90% Vote and effect a short-form merger. The consideration per Share paid for any Shares so acquired in the open market or from New Plan, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer. Furthermore, a parent corporation which owns less than all of the outstanding stock of the subsidiary corporation as of immediately prior to the short-form merger must have given thirty days notice of the short-form merger to each of the subsidiary corporation’s stockholders who otherwise would have been entitled to vote on a merger.

A “Notice of Merger Pursuant to Section 3-106 of the Maryland General Corporation Law” is enclosed with this Offer to Purchase and constitutes the notice of short-form merger referred to in the preceding paragraph. Pursuant to such Notice of Merger, Purchaser thereby gives the thirty day notice required by Section 3-106 of the MGCL. Holders of Series D Preferred Shares are concurrently being given a similar notice.

State Takeover Laws.   A number of states (including Maryland, where New Plan is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe that we would be exempt from such provisions.

The Maryland Business Combination Act (subtitle 6 of Title 3 of the MGCL) prohibits a business combination between a corporation and any interested stockholder or any affiliate of an interested stockholder for five years following the most recent date upon which the stockholder became an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities. Generally, an interested stockholder is anyone who beneficially owns 10% or more of the voting power of the corporation’s shares or any affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, beneficially owned 10% or more of the voting power of the corporation’s then outstanding voting stock. A person is not an interested stockholder under Maryland law if the board of directors approved in advance the transaction by which the interested stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The Maryland Business Combination Act permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

The Maryland Control Share Acquisition Act (subtitle 7 of Title 3 of the MGCL) provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock as to which the acquiring person, officers of the corporation, and employees of the corporation who are directors of the corporation are entitled to exercise or direct the exercise of voting power in the election of directors. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares that the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.

A person who has made or proposes to make a “control share acquisition”, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of such demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any special meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions generally applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.

The Control Share Acquisition Act does not apply to shares acquired in a merger, consolidation, or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or the bylaws of the corporation by a provision adopted at any time before the acquisition of the shares.

New Plan has represented to us in the Merger Agreement that (i) its board of directors (at a meeting or meetings duly called and held) has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (ii) it has taken all appropriate and necessary actions to exempt the Merger Agreement, the Offer, the Merger and the Top-Up Option from the requirements and restrictions of Subtitles 6 and 7 of Title 3 (including, but not limited to, any “control share acquisition,” “business combination” or other takeover Laws) of the MGCL, (iii) subject to the terms of the Merger Agreement, New Plan and its board of directors have taken all appropriate and necessary actions to render any anti-takeover or other provision or limitation contained in New Plan’s charter or bylaws inapplicable to the Merger Agreement, the Offer, the Merger and the Top-Up Option, and (iv) subject to certain representations made by the Buyer Parties, New Plan and its board of directors have taken all appropriate and necessary actions to cause the acquisition of Shares by Parent and Purchaser in connection with the Offer to comply with or be exempted from any provision contained in New Plan’s charter or bylaws or in the comparable organizational document of any of New Plan’s subsidiaries that would otherwise prohibit, hinder or delay such transactions and render any and all limitations on ownership of Shares, including the “ownership limit” set forth in New Plan’s charter, inapplicable to the acquisition of Shares by Parent and Purchaser in connection with the Offer.

We have not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—“Conditions of the Offer.”

Appraisal Rights.   No appraisal rights are available to the holders of Shares in connection with the Offer or the Merger.

“Going Private” Transactions.   Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Centro nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16.          Fees and Expenses

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.          Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

Purchaser and Centro have filed with the Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 under “Available Information.”

No person has been authorized to give any information or make any representation on behalf of Centro or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Centro, the Buyer Parties, New Plan or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Super MergerSub Inc.

March 8, 2007

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF CENTRO AND PURCHASER

CENTRO

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Centro. Except as otherwise noted, positions specified are positions with Centro.

Name	Business Address	Principal Occupation or Employment	Citizenship
Andrew Scott	(1)	Chief Executive Officer since 1997.	Australian
Romano Nenna	(1)	Chief Financial Officer since 2001.	Australian
John Hutchinson	(1)	General Counsel & Head of Acquisitions since 2002; prior thereto Partner of law firm Freehills for eight years.	British
Graham Terry	(1)	Chief Operating Officer since 1998.	Australian
Mark Wilson	(1)

Chief Investment Officer commencing 19 March 2007; prior thereto Chief Operating Officer, Centro Watt US for the past 2 years; prior thereto National Property Manager for Centro in Australia since 1997.

			Australian
Philippa Kelly	(1)	General Manager, Institutional Funds, since February 2007; prior thereto Centro Funds Manager since 2004; prior thereto Company Secretary since 2002; prior thereto Goldman Sachs JBWere for 5 years.	Australian
Tony Torney	(2)

Chief Operating Officer, Centro Watt Management Joint Venture since 5 February 2007; prior thereto General Manager Unlisted Funds and Shared Services since 2003; prior thereto Director of MCS Property for a number of years.

			Australian
Brian Healey	(1)

Non-executive Director & Chairman since 1993 and a Director of Centro Retail Trust. Mr. Healey is also a director of Incitec Pivot Limited, and has been a director of Orica Limited and Fosters Group Limited within the past three years.

			Australian
Peter Wilkinson	(1)

Non-executive Director since 2004 and a Director of Centro Retail Trust; prior thereto Chief Executive and Managing Director of David Jones Limited for six years. Mr. Wilkinson is also a Director of Fone Zone Group Limited and has been a Director of David Jones Limited and the Australian Wool Services Limited within the past three years.

			Australian
Jim Hall	(1)

Non-executive Director since 2005 and a Director of Centro Retail Trust; prior thereto Executive Director Finance at Orica Limited for a number of years. Mr. Hall is also a Director of Symbion Health Limited, Alesco Corporation Limited and the ConnectEast Group.

			Australian

Paul Cooper	(1)

Non-executive Director since 1 October 2006; prior thereto Managing Director of Gane Corp Pty Ltd for a number of years. Mr. Cooper is also a director of AXA Asia pacific Holdings Limited since 1995 and has chaired the AXA Managed Investments Compliance Committee and since July 2003 the AXA Australian Staff Superannuation Fund.

		Australian
Sam Kavourakis	(1)

Non-executive Director since 2003 and a Director of Centro Retail Trust. Mr. Kavourakis is Chairman of the Audit and Risk Management Committee; prior thereto Managing Director of national Mutual Funds Management for eight years. Mr. Kavourakis is currently a director of a number of companies and associations including Rio Tinto Staff Superannuation Fund, Collins House Financial Services and Traffic Technologies Ltd. And a director of Ticor Limited within the last 3 years.

		Australian
Graham Goldie	(1)

Non-executive Director since 1994 and a Director of Centro Retail Trust. Mr. Goldie is Chairman of the Compliance Committee. Mr. Goldie is Chairman of the Advisory Board at The Australian Centre for Retail Studies (ACRS).

		Australian

(1)       The business address is Centro Properties Limited, Corporate Offices, Third Floor, The Glen Shopping Centre, 235 Springvale Road, Glen Waverley, Victoria, Australia 3150, where its telephone number is 03 8847 0000.

(2)       The business address is c/o Centro Watt, 580 W. Germantown Pike, Suite 200, Plymouth Meeting, Pennsylvania, 19462, United States of America, where its telephone number is (610) 825-7100.

PURCHASER

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser.

Name	Business Address	Principal Occupation or Employment	Citizenship
Andrew Scott	(1)	Chief Executive Officer, President and Director	Australian
Romano Nenna	(1)	Treasurer, Vice President and Director	Australian
John Hutchinson	(1)	Secretary, Vice President and Director	British
Graham Terry	(1)	Vice President and Director	Australian
Tony Torney	(2)

Chief Operating Officer of Centro Watt Management Joint Venture since February 2007; prior thereto General Manager Unlisted Funds and Shared Services since 2003; prior thereto Director of MCS Property for a number of years.

			Australian
Basil S. Donnelly	(2)

Sr. Vice President and General Counsel of Centro Watt Management Joint Venture since July 2006; prior thereto Vice President and General Counsel of Centro Watt since April 2005; prior thereto Vice President and General Counsel of Kramont Realty Trust since November 2000

			USA
Mary Gannon	(2)

Vice President, Human Resources of Centro Watt Management Joint Venture since July 2006; prior thereto Vice President, Secretary of Centro Watt since April 2005; prior thereto Vice President and Secretary of Kramont Realty Trust since June 2000

			USA
Michael G. Mortimer	(2)

Vice President, Investment Management and Corporate Controller of Centro Watt Management Joint Venture since April 2005; prior thereto Vice President, Asset Management and Controller of Kramont Realty Trust since June 2003; prior thereto Controller of Kramont Realty Trust since June 2000

			USA
Charles T. Morroney	(2)

Sr. Vice President of Acquisitions of Centro Watt Management Joint Venture since April 2005; prior thereto Sr. Vice President, Asset and Investment Management of Kramont Realty Trust since June 2003; prior thereto Sr. Vice President of Investment Management of Kramont Realty Trust since June 2000

			USA
Michael Moss	(2)

Vice President, National Director of Leasing of Centro Watt Management Joint Venture since July 2006; prior thereto Vice President and Director of Leasing of Centro Watt since April 2005; prior thereto Vice President and Director of Leasing of Kramont Realty Trust since July 2003; prior thereto Vice President of Leasing of Kramont Realty Trust

			USA
Mark Wilson	(2)	Chief Investment Officer since March 2007; prior thereto Chief Operating Officer of Centro Watt since April 2005; prior thereto National Property Manager for Centro in Australia since 1997	Australian

Name	Business Address	Principal Occupation or Employment	Citizenship
Thomas K. Lorenzen	(3)

Chief Investment Officer of Centro Watt Management Joint Venture since January 2007; prior thereto Sr. Vice President—Investment Management of Centro Watt since April 2005; prior thereto National Investment Manager of Centro Properties Group since November 2003; prior thereto Financial Accounting Manager of Centro Properties Group since November 1999

			Australian
Mitchell Brown	(2)

Vice President, Marketing of Centro Watt Management Joint Venture since April 2005; prior thereto, Director of Marketing for Kramont Realty Trust since November 2001; prior thereto, Principal of Evenues, LLC since March 2001

			USA
John Braddon	(4)

Vice President, Corporate Reporting of Centro Watt Management Joint Venture since January 2006; prior thereto Audit Director at ANZ Bank in Australia since February 2005; prior thereto Financial Controller for Uecomm Pty Ltd. Since December 2001

			Australian

(1)       The business address is c/o Centro Properties Limited, Corporate Offices, Third Floor, The Glen Shopping Centre, 235 Springvale Road, Glen Waverley, Victoria, Australia 3150, where its telephone number is 03 8847 0000.

(2)       The business address is c/o Centro Watt, 580 W. Germantown Pike, Suite 200, Plymouth Meeting, Pennsylvania, 19462, United States of America, where its telephone number is (610) 825-7100.

(3)       The business address is c/o Centro Watt, 31 Dartmouth Street, Sixth Floor, Boston, Massachusetts, 02116, United States of America, where its telephone number is (617) 247-2200.

(4)       The business address is c/o Centro Watt, 2716 Ocean Park Blvd., Suite 3000, Santa Monica, California, 90405, United States of America, where its telephone number is (310) 314-2466.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of New Plan or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer Is:

By Mail:	By Overnight Courier:
Computershare Trust Company, N.A. P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. 250 Royall Street Canton, Massachusetts 02021
Attention: Corporate Actions Department

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (877) 750-5836
Banks and Brokers Call Collect: (212) 750-5833